                                                                    EXHIBIT 10.3

                                 LEASE AGREEMENT

                   EDUCATION REALTY OPERATING PARTNERSHIP, LP
                         A DELAWARE LIMITED PARTNERSHIP

                                    LANDLORD

                                       AND

                          PLACE PORTFOLIO LESSEE, LLC,
                       A GEORGIA LIMITED LIABILITY COMPANY

                                     TENANT

                              AS OF JANUARY 1, 2006

                                Table of Contents

                                                                            Page
                                                                            ----
ARTICLE 1 DEFINITIONS....................................................     1
ARTICLE 2 LEASED PROPERTY AND TERM.......................................     7
   2.1     Leased Property...............................................     7
   2.2     Fixed Term....................................................     7
   2.3     Extension Rights..............................................     8
   2.4     Landlord's Early Termination Rights...........................     9
   2.5     Tenant's Early Termination Right..............................    10
   2.6     No Other Termination..........................................    11
ARTICLE 3 RENT...........................................................    11
   3.1     Rental Payments...............................................    11
   3.2     Base Rent.....................................................    12
   3.3     Adjustments to Base Rent......................................    13
   3.4     Additional Rent...............................................    13
   3.5     Additional Charges............................................    16
   3.6     Monthly Impounds..............................................    17
   3.7     Late Payment of Rent, etc.....................................    18
   3.8     Net Lease.....................................................    18
   3.9     Letter of Credit..............................................    18
ARTICLE 4 CONDITION AND USE OF LEASED PROPERTY...........................    22
   4.1     Condition of the Leased Property..............................    22
   4.2     Permitted Uses................................................    22
   4.3     Compliance with Legal and Insurance Requirements..............    22
   4.4     Lawful Use, Etc...............................................    22
   4.5     Environmental Matters.........................................    23
   4.6     Mold..........................................................    24
ARTICLE 5 MAINTENANCE AND REPAIRS........................................    24
   5.1     Tenant's General Obligations..................................    24
   5.2     Capital Repairs and Replacements..............................    24
   5.3     Conditions to Capital Expenditure Reimbursements..............    26
   5.4     Additional Provisions Relating to Capital Repairs and
              Replacements...............................................    28
ARTICLE 6 INTENTIONALLY OMITTED..........................................    29
ARTICLE 7 LIENS..........................................................    29
ARTICLE 8 PERMITTED CONTESTS.............................................    30
ARTICLE 9 INSURANCE......................................................    30
   9.1     General Insurance Requirements................................    30
   9.2     Additional Insurance..........................................    34
   9.3     Waiver of Subrogation.........................................    34
   9.4     Form of Insurance.............................................    34
   9.5     Increase in Limits............................................    35
   9.6     No Separate Insurance.........................................    35
ARTICLE 10 CASUALTY......................................................    35
   10.1    Insurance Proceeds............................................    35
   10.2    Damage or Destruction.........................................    36

                                Table of Contents

                                                                            Page
                                                                            ----
   10.3    Disbursement of Proceeds......................................    37
   10.4    No Abatement of Rent..........................................    38
   10.5    Damage Near End of Term.......................................    38
   10.6    Waiver........................................................    38
ARTICLE 11 CONDEMNATION..................................................    38
   11.1    Definitions...................................................    38
   11.2    Total Condemnation, etc.......................................    39
   11.3    Partial Condemnation..........................................    39
   11.4    Abatement of Rent.............................................    40
   11.5    Temporary Condemnation........................................    40
   11.6    Allocation of Award...........................................    41
ARTICLE 12 DEFAULT.......................................................    41
   12.1    Events of Default.............................................    41
   12.2    Remedies......................................................    43
   12.3    Additional Expenses...........................................    45
   12.4    Waiver........................................................    45
   12.5    Application of Funds..........................................    45
   12.6    Notices.......................................................    45
   12.7    Remedies Cumulative...........................................    45
   12.8    Landlord's Default............................................    45
ARTICLE 13 SUBLETTING AND ASSIGNMENT.....................................    46
ARTICLE 14 FINANCIAL STATEMENTS AND OTHER CERTIFICATES...................    50
   14.1    Estoppel Certificates.........................................    50
   14.2    Financial Statements and Officer's Certificates...............    50
   14.3    Maintenance of Accounts and Records...........................    52
   14.4    Right of Inspection...........................................    52
   14.5    Landlord Securities Offering and Filings......................    52
ARTICLE 15 FINANCING OF THE LEASED PROPERTY..............................    52
   15.1    Financing by Landlord.........................................    52
   15.2    Subordination of Lease........................................    52
   15.3    Notice to Mortgagee...........................................    53
   15.4    Existing Mortgage Loan........................................    54
ARTICLE 16 ADDITIONAL AGREEMENTS OF TENANT...............................    56
   16.1    Representations and Warranties................................    56
   16.2    Single Purpose Entity.........................................    57
   16.3    Organizational Documents......................................    57
   16.4    Notice of Litigation, Etc.....................................    58
   16.5    Indebtedness of Tenant........................................    58
   16.6    Financial Condition of Tenant.................................    58
   16.7    Distributions.................................................    58
   16.8    Prohibited Transactions.......................................    58
   16.9    Competitive Developments......................................    58
   16.10   Subleasing....................................................    59
   16.11   Management Agreement..........................................    59

                                Table of Contents

                                                                            Page
                                                                            ----
   16.12   Material Agreements...........................................    60
   16.13   Use of Place Trademark........................................    60
ARTICLE 17 INDEMNIFICATION...............................................    60
ARTICLE 18 BROKERAGE.....................................................    61
ARTICLE 19 SURRENDER; HOLDING OVER.......................................    61
   19.1    Surrender.....................................................    61
   19.2    Holding Over..................................................    62
   19.3    Cooperation...................................................    62
ARTICLE 20 TRANSFERS BY LANDLORD.........................................    63
   20.1    Sale Restriction..............................................    63
   20.2    Sales - General...............................................    63
ARTICLE 21 QUIET ENJOYMENT...............................................    64
   21.1    Quiet Enjoyment...............................................    64
ARTICLE 22 NOTICES.......................................................    64
   22.1    Notices.......................................................    64
ARTICLE 23 MISCELLANEOUS.................................................    65
   23.1    General.......................................................    65
   23.2    Agreement of Principals.......................................    65
   23.3    Entire Agreement; Modifications...............................    66
   23.4    Non-Recourse as to Landlord...................................    66
   23.5    Limitation on Liability of Tenant Related Parties.............    66
   23.6    Counterparts..................................................    66
   23.7    No Waiver.....................................................    66
   23.8    Surrender.....................................................    67
   23.9    No Merger of Title............................................    67
   23.10   Applicable Law, etc...........................................    67
   23.11   Covenants Binding.............................................    67
   23.12   Headings......................................................    67
   23.13   Relationship of the Parties...................................    67
   23.14   Attorneys' Fees...............................................    68
   23.15   Time..........................................................    68
   23.16   Survival......................................................    68
ARTICLE 24 MEMORANDUM OF LEASE...........................................    68
   24.1    Memorandum....................................................    68
ARTICLE 25 ARBITRATION...................................................    68

EXHIBITS

Exhibit A   Property Descriptions
Exhibit B   Allocation of Base Rent
Exhibit C   Form of Letter of Credit
Exhibit D   Intentionally Omitted
Exhibit E   Form of Officer's Certificate
Exhibit F   Agreement of Principals

                                 LEASE AGREEMENT

     THIS LEASE AGREEMENT (this "Lease"), made and entered into this 5th day of January, 2006, but effective as of 12:01 a.m. on January 1, 2006, is between EDUCATION REALTY OPERATING PARTNERSHIP, LP, a Delaware limited partnership ("Landlord"), and PLACE PORTFOLIO LESSEE, LLC, a Georgia limited liability company ("Tenant").

                                   WITNESSETH:

     WHEREAS, Landlord holds a leasehold interest in the Leased Property (this and other capitalized terms used and not otherwise defined herein having the meanings ascribed to such terms in Article 1); and

     WHEREAS, Landlord desires to sublease the Leased Property to Tenant, and Tenant desires to sublease the Leased Property from Landlord, on the terms and conditions herein set forth.

     NOW THEREFORE, for and in consideration of the premises, the covenants and representations herein made and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, Landlord and Tenant do hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

     For all purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, (a) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular, (b) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP as at the time applicable,
(c) all references in this Lease to designated "Articles", "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of this Lease, and (d) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Lease as a whole and not to any particular Article, Section or other subdivision:

     Additional Charges: As defined in Section 3.5.

     Additional Rent: As defined in Section 3.4.

     Additional Rent Base: As defined in Section 3.4.

     Additional Rent Year: For purposes of this Lease, the annual twelve month period from August 1 to July 31.

     Affiliate: When used with respect to any corporation, limited liability company, or partnership, any person, corporation, limited liability company, partnership or other legal entity, which, directly or indirectly, controls or is controlled by or is under common control with such corporation, limited liability company, or partnership. For the purposes of this definition, "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any person, corporation, limited liability company, partnership or other legal entity, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, corporation, limited liability company, partnership or other legal entity, through the ownership of voting securities, partnership interests or other equity interests, by contract, or otherwise.

     Agreement: This Lease, as it may be amended from time to time as herein provided.

     Agreement of Principals: As defined in Section 23.2.

     Award: As defined in Section 11.1.

     Base Rent: As defined in Section 3.2.

     Business Day: Each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which money centers in the City of New York, New York are authorized, or obligated, by law or executive order, to close.

     Capital Expenditure: Any expenditure treated as capital in nature in accordance with GAAP.

     Cash Collateral: As defined in Section 3.9(h).

     Code: The Internal Revenue Code of 1986, as amended, and, to the extent applicable, the Treasury Regulations promulgated thereunder, each as from time to time amended.

     Commencement Date: January 1, 2006.

     Condemnation: As defined in Section 11.1.

     Condemnor: As defined in Section 11.1.

     Consumer Price Index: The Consumer Price Index, all urban consumers, all items, U.S. City Average, published by the United States Department of Labor, Bureau of Labor Statistics, in which 1982-1984 equals one hundred (100). If the Consumer Price Index is discontinued or revised during the Term, such other governmental index or computation with which it is replaced shall be used in order to obtain substantially the same result as would be obtained if the Consumer Price Index had not been discontinued or revised.

     Date of Taking: As defined in Section 11.1.

     Encumbrance: As defined in Article 15.1.

     Entity: Any corporation, general or limited partnership, limited liability company or partnership, stock company or association, joint venture, trust, bank, business trust, Governmental Authority, or any other legal entity.

     Event of Default: As defined in Section 12.1.

     Existing Lender: As defined in Section 15.4.

     Existing Loan Agreement. As defined in Section 15.4.

     Existing Mortgage Loan: As defined in Section 15.4.

     Extension Notice: As defined in Section 2.3.

     Extension Term: As defined in Section 2.3.

     Financial Officer's Certificate: A certificate of the chief financial officer of Tenant, accompanying the financial statements required to be delivered by Tenant pursuant to Section 3.4 and Section 14.2 (i), (ii) and
(iii), in which such officer shall certify that to such officer's best knowledge such statements have been prepared in accordance with GAAP, are true, correct and complete in all material respects, and fairly present the financial condition of Tenant at and as of the dates thereof and the results of its operations for the periods covered thereby, subject only to normal year-end audit adjustments, if applicable.

     Fiscal Year: The fiscal year for this Lease shall be the twelve (12) month period from January 1 to December 31.

     Fixed Term: As defined in Section 2.2.

     Fixtures: As defined in Section 2.1.

     Full Replacement Cost: As defined in Section 9.1.

     GAAP: Generally accepted accounting principles as consistently applied in the United States and in effect from time to time.

     Governmental Authority: Any federal, state, county, municipal, or other governmental authority or quasi-governmental authority, commission, agency, board, office or instrumentality of any nature whatsoever having jurisdiction over the Leased Property or any portion thereof or the Leased Improvements operated thereon.

     Greenwich Properties: As defined in Section 15.4(h).

     Gross Rentals: As defined in Section 3.4.

     Hazardous Materials: Any substance which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, or otherwise hazardous and is or becomes regulated by any Governmental Authority including without limitation, asbestos or any substance containing asbestos and deemed hazardous under any Hazardous Materials Law, the group of organic compounds known as polychlorinated biphenyls, flammable explosives, radioactive materials, lead and lead based paint, urea formaldehyde foam insulation, radon gas, infectious wastes, biomedical and medical wastes, chemicals known to cause cancer or reproductive toxicity, pollutants, effluents, contaminants, emissions or related materials and any items included in the definition of hazardous or toxic wastes, materials or substances under any Hazardous Materials Law.

     Hazardous Materials Laws: All local, state and federal laws or rule of common law, consent order, judicial order, administrative order or other governmental directive that applies to Tenant or to the Leased Property and relates to Hazardous Materials including, without limitation, those relating to industrial hygiene or the use, analysis, generation, manufacture, storage, discharge, release, disposal, transportation, treatment, investigation, or remediation of Hazardous Materials, including, without limitation, the Resource Conservation and Recovery Act of 1976 ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Hazardous Materials Transportation Act, 49 U.S.C. Section 6901, et seq., the Federal Water Pollution Control Act, 33 U.S.C. Sections 1251 et seq., the Clean Air Act, 42 U.S.C. Sections 741 et seq., the Clean Water Act, 33 U.S.C. Section 7401, et seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601-2629, the Safe Drinking Water Act, 42 U.S.C.

Sections 300f-300j, and all similar federal, state and local environmental statutes, ordinances and the regulations, orders, or decrees now or hereafter promulgated thereunder.

     Impositions: Collectively, all real property and personal property taxes, assessments (including, without limitation, all assessments imposed under instruments which encumber title to the Leased Property and all assessments for public improvements or benefits to the Leased Property, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term), water, sewer or other rents and charges, all excises, tax levies, fees (including, without limitation, license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Leased Property and/or the Rent (including all interest and penalties thereon due to any failure in payment by Tenant), which at any time prior to, during or in respect of the Term may be assessed or imposed on or in respect of or be a lien upon (a) Landlord or Landlord's interest in the Leased Property, (b) the Leased Property or any part thereof or any rent therefrom or any estate, right, title or interest therein, or (c) any occupancy, operation, use or possession of, sales from, or activity conducted on, or in connection with, the Leased Property or the leasing or use of the Leased Property or any part thereof; provided, however, nothing contained in this Lease shall be construed to require Tenant to pay (1) any tax based on net income (whether denominated as a franchise or capital stock, financial institutions or other tax) imposed on Landlord, or (2) any net revenue tax of Landlord, or (3) any transfer fee or tax imposed with respect to the subsequent sale, exchange or other disposition by Landlord of any portion of the Leased Property or the proceeds thereof, or (4) any principal or interest on any Encumbrance on the Leased Property.

     Indebtedness: With respect to Tenant, all obligations, contingent or otherwise, which in accordance with GAAP should be reflected on Tenant's balance sheet as liabilities.

     Insurance Requirements: All terms of any insurance policy required by this Lease.

     Interest Rate: An annual interest rate equal to the annual interest rate announced by Citibank in New York, New York as its prime rate or base rate (which rate shall change automatically and simultaneously from time to time with each change in the announced prime rate) plus two percent (2%).

     Land: As defined in Section 2.1(a).

     Landlord: As defined in the Preamble and any permitted successor or assign thereof.

     Landlord's Notice Address: As defined in Section 22.1.

     Lease: As defined in the Preamble.

     Lease Extension Operating Test: As defined in Section 2.3.

     Lease Year: A twelve (12) consecutive calendar month period falling within the Term, with the first Lease Year commencing on the Commencement Date and each subsequent Lease Year commencing on each anniversary of the Commencement Date.

     Leased Improvements: As defined in Section 2.1.

     Leased Property: As defined in Section 2.1.

     Legal Requirements: All federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting

Tenant's operation of its business on the Leased Property, the Leased Property or the construction, use or alteration of the Leased Improvements (including, without limitation, the Americans With Disabilities Act and Section 504 of the Rehabilitation Act of 1973) whether now or hereafter enacted and in force, including any which may (a) require repairs, modifications, or alterations in or to the Leased Property, or (b) in any way adversely affect the use and enjoyment thereof, and all permits, licenses, authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Tenant (other than encumbrances created by Landlord without the consent of Tenant), at any time in force affecting the Leased Property.

     Letter of Credit: As defined in Section 3.9.

     Management Agreement: Any contracts and agreements entered into by Tenant for the management of any or all of the Projects.

     Manager: Any person, firm, corporation or other entity or individual engaged by Tenant to manage any Project pursuant to a Management Agreement.

     Mold. Any microbial or fungus contamination or infestation in the Leased Improvements of a type and magnitude which poses a risk to human health or the environment or would materially, negatively impact the value of the Leased Property, or any portion thereof.

     Net Operating Income: With respect to any period of calculation, determined on an accrual basis, the excess of (i) all revenues, receipts, and payments of every kind arising from ownership and operation of the Leased Property, including all payments of rents from subtenants of the Projects (but excluding condemnation and insurance proceeds, except to the extent such proceeds are with respect to rent or business interruption insurance, and excluding tenant deposits and prepaid rent not actually applied during such period), over (ii) Operating Expenses attributable to such period of calculation.

     Notice: A notice given in accordance with Section 22.1.

     Officer's Certificate: A certificate of Tenant signed by the Manager, the President, any Vice President or the Treasurer of Tenant or another officer or representative authorized to so sign by the governing body of Tenant, or any other person whose power and authority to act has been authorized by delegation in writing by any of the persons holding the foregoing offices.

     Operating Expenses: With respect to any period of calculation, all costs and expenses accrued in accordance with GAAP relating to the operation, maintenance, repair, use and management of the Leased Property, including, without limitation, utilities, repairs and maintenance, insurance, property taxes and assessments, advertising expenses, payroll and related taxes, equipment lease payments, and management fees equal to the lesser of (a) actual management fees, or (b) a management fee equal to 3% of gross rentals for such period, but excluding (i) payments of Base Rent, Additional Rent, and penalties and interest payable to Landlord under this Lease; (ii) depreciation, amortization and other non-cash expenses of Tenant with respect to the Leased Property; (iii) Capital Expenditures to the extent paid by Landlord; (iv) the cost of providing any Letter of Credit or Additional Letter of Credit to be provided by Tenant under this Lease; and (v) any fine, penalty, interest, and cost required to be paid by Tenant as a result of non-payment or late payment of any Additional Charges required to be paid by Tenant. Operating Expenses shall also include the amount of any deductible expense incurred by Tenant in connection with damage or destruction of any Project during the Term.

     Organizational Documents: As defined in Section 16.3.

     Overdue Rate: On any date, the rate per annum which is the lesser of (i) fifteen percent (15%) or (ii) the highest rate allowed by the laws of the State.

     Permitted Use: As defined in Section 4.2.

     Person: Any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so admits.

     Project: With respect to each individual Property described in Section 2.1, the student housing oriented residential apartment complex being operated on such Property.

     Project Mortgage: Any Encumbrance placed upon Landlord's interest in a Property.

     Project Mortgagee: The holder of any Project Mortgage.

     Property: As defined in Section 2.1.

     Rent: Collectively, the Base Rent, the Additional Rent, and the Additional Charges.

     Single Purpose Entity: An entity which (i) exists solely for the purpose of leasing the Leased Property and operating the Projects, (ii) conducts business only in its own name, (iii) does not engage in any business other than the operation of the Projects, (iv) does not hold, directly or indirectly, any ownership interest (legal or equitable) in any entity or any real or personal property other than the interest in the Leased Property which it leases from Landlord hereunder, (v) does not have any assets other than those related to its interest in the Leased Property pursuant to this Lease and does not have any debt other than as permitted by this Lease and does not guarantee or otherwise obligate itself with respect to the debts of any other person or entity, (vi) has its own separate books, records, accounts and financial statements (with no commingling of funds or assets), (vii) holds itself out as being a company separate and apart from any other entity, and (viii) observes limited liability company/partnership/corporate formalities, as the case may be, independent of any other entity.

     Taking: A taking or voluntary conveyance during the Term of all or part of the Leased Property, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any Condemnation or other eminent domain proceeding affecting the Leased Property whether or not the same shall have actually been commenced.

     Tangible Net Worth: For any Entity, the excess of total assets over total liabilities, as determined in accordance with GAAP, but excluding from the determination of total assets goodwill, organizational expenses, and other similar intangibles.

     Tenant: As defined in the Preamble and any successor and assign herein permitted.

     Tenant Related Party: Any Affiliate of Tenant and any partner, member, manager, officer, director, or employee of Tenant or any Affiliate of Tenant.

     Term: The actual duration of this Lease from and after the Commencement Date, including the Fixed Term and the Extension Terms (if exercised by Tenant) and taking into account any early termination.

     Termination Fee: As defined in Section 2.4(b).

     Unsuitable for its Permitted Use: By reason of damage or destruction, or a partial Taking by Condemnation, any Project cannot be operated on a commercially practicable basis for the Permitted Use, taking into account all relevant factors, and the effect of such damage or destruction or partial Taking.

                                    ARTICLE 2

                            LEASED PROPERTY AND TERM

     2.1 LEASED PROPERTY. Upon and subject to all of the other terms and conditions set forth in this Lease, Landlord leases to Tenant and Tenant rents from Landlord the following (each of items (a) through (e) below which, as of the Commencement Date, relates to any single Project, a "Property" and, collectively, the "Leased Property"):

          (a) those certain tracts or parcels of land more particularly described in Exhibits A-1 through A-13 attached hereto and made a part hereof (the "Land");

          (b) all buildings, structures, and other improvements of every kind located on the Land, including, but not limited to, the apartment buildings, clubhouses, mail buildings, tennis courts, swimming pools, recreational facilities, sidewalks, utility pipes, conduits and lines (on-site and off-site), parking areas and driveways appurtenant to such buildings and structures presently or hereafter situated upon the Land (collectively, the "Leased Improvements");

          (c) all easements, rights and appurtenances relating to the Land and the Leased Improvements;

          (d) all equipment, machinery, fixtures and other items of real and/or personal property, including all components thereof, now and hereafter located in, on or used in connection with, and permanently affixed to or incorporated into the Leased Improvements, including, without limitation, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, waste disposal, air-cooling and air-conditioning systems and apparatus, cable or satellite television systems, sprinkler systems and fire and theft protection equipment, all of which, to the greatest extent permitted by law, are hereby deemed by the parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto (collectively, the "Fixtures"); and

          (e) all equipment, appliances, furniture, furnishings, supplies, and other tangible personal property of any kind or description used or useful in connection with the operation of the Leased Improvements, and located on or in the Leased Improvements, and all modifications, replacements, alterations and additions to such personal property, except items, if any, included within the category of Fixtures (collectively, the "Leased Personal Property").

     2.2 FIXED TERM. The initial Term of this Agreement (the "Fixed Term") shall commence on the Commencement Date and shall expire on December 31, 2010.

     2.3 EXTENSION RIGHTS. So long as no Event of Default has occurred and is continuing under this Lease, and subject to satisfaction of the Lease Extension Operating Test for such extension period, Tenant shall have the option (the "Extension Option") to extend the Fixed Term of this Lease for three (3) additional successive periods of five (5) years each (each an "Extension Term"). Said Extension Option shall be subject, however, to the following terms and conditions:

          (a) Tenant shall exercise each such Extension Option by giving written notice to Landlord at least six (6) months prior to the expiration of the Fixed Term or the then current Extension Term, as applicable (the "Extension Notice"). Notwithstanding the foregoing, in the event Tenant fails to give notice of its election to extend at least six (6) months prior to the expiration of the Fixed Term or then current Extension Term, as the case may be, then Landlord shall notify Tenant in writing of such failure and thereafter Tenant shall have an additional fifteen (15) days to exercise the Extension Option by giving an Extension Notice to Landlord; and in the event Tenant fails to exercise the Extension Option within such fifteen (15) day period, then Tenant shall be deemed to have waived the Extension Option, and the Term shall expire at the end of the Fixed Term or then current Extension Term, as applicable.

          (b) No Event of Default shall exist on the date of commencement of any Extension Term.

          (c) Tenant shall have delivered to Landlord, on or before the first day of the applicable Extension Term, a renewal or extension of the Letter of Credit or a substitute letter of credit, upon the same terms and in the same amount (as the same may have been adjusted pursuant to Section 3.9(n)) as the expiring Letter of Credit and otherwise acceptable to Landlord, which renewed, extended, or substituted letter of credit shall be maintained in effect, by automatic renewal or extension, until the date which is thirty (30) days after expiration of the subject Extension Term. Any such renewed, extended, or substituted letter of credit shall be deemed the "Letter of Credit" under this Lease during the subject Extension Term and shall be held and governed pursuant to the terms of Section 3.9 below which are applicable to the original Letter of Credit, including without limitation the provisions of said Section 3.9 which permit the reduction of the Letter of Credit from time to time.

Notwithstanding the foregoing, in the event that Net Operating Income from the Leased Property, calculated on a trailing 12 month basis (excluding any Net Operating Income attributable to any Property which has been released from this Lease), shall have been not less than an amount equal to 1.05 times annual Base Rent (excluding Base Rent attributable to any Property which has been released from this Lease) for the eight (8) consecutive calendar quarters ending on September 30 of the year immediately preceding the calendar year in which an Extension Term commences, Tenant shall not be required to provide and maintain a Letter of Credit during such Extension Term.

The Base Rent for each Extension Term shall be adjusted and reallocated among the Properties as of the first day of such Extension Term as provided in Section
3.3 below, and the Additional

Rent Base shall be adjusted as of the first day of such Extension Term as provided in Section 3.4 below.

Except for such adjustment of Base Rent and the Additional Rent Base, all of the terms, covenants and conditions of this Lease shall continue in full force and effect during each Extension Term, as if such Extension Term were part of the original Term.

For purposes of this Section 2.3, the "Lease Extension Operating Test" for any Extension Term shall mean that annualized Net Operating Income from the Leased Property (excluding any Net Operating Income attributable to any Property which has been released from this Lease) for the three (3) calendar month period ending on November 30 of the year immediately preceding the calendar year in which the applicable Extension Term commences shall be not less than 1.05 times the annual Base Rent payable during such three (3) month calendar month period (excluding any Base Rent attributable to any Property which has been released from this Lease).

     2.4 LANDLORD'S EARLY TERMINATION RIGHTS.

          (a) Net Operating Income Shortfall. Notwithstanding anything to the contrary provided in this Lease, Landlord shall have the right to terminate this Lease upon not less than thirty (30) days advance Notice to Tenant if any of the following events occur:

               (i) Net Operating Income from the Leased Property, calculated on a trailing 12 month basis (excluding any Net Operating Income attributable to any Property which has been released from this Lease prior to the end of such 12 month period), shall have been less than an amount equal to 1.05 times annual Base Rent (excluding Base Rent attributable to any Property which has been released from this Lease) for the immediately preceding eight (8) consecutive calendar quarters, commencing with the third calendar quarter following the Commencement Date; or

               (ii) Net Operating Income from the Leased Property, calculated on a trailing 12 month basis (excluding any Net Operating Income attributable to any Property which has been released from this Lease prior to the end of such 12 month period), shall have been less than
          0.80 times annual Base Rent (excluding Base Rent attributable to any Property which has been released from this Lease) for the immediately preceding two (2) consecutive calendar quarters, commencing with the third calendar quarter following the Commencement Date.

     Any such Notice of termination shall be given within thirty (30) days following Landlord's receipt of the financial statements delivered pursuant to Section 14.2 which show the results of operations which give rise to the right of termination described above, or Landlord shall be deemed to have waived its right of termination pursuant to this Section 2.4(a) with respect to the period of operations covered by such financial statements.

          (b) Sale of Property. Subject to the transfer restrictions of Section 20.1, Landlord shall have the right to terminate this Lease as to any individual Property upon not less than sixty (60) days advance Notice to Tenant in connection with the sale of such Property to an Entity which is not an Affiliate of Landlord; provided, however, that Landlord shall not be entitled to exercise its termination right under this subsection 2.4 (b) prior to the fourth (4th) Lease Year or, in the case of the Properties which are not subject to the Existing Mortgage Loan, prior to the payment and satisfaction (or defeasance) of the Existing Mortgage Loan. In the event that Landlord elects to terminate this Lease during the Fixed Term or the first year of the first Extension Term as to the entire Leased Property in connection with a sale of the entire Leased Property to a non-Affiliate in a single transaction or a series of related transactions, Landlord shall pay to Tenant a termination fee (a "Termination Fee") equal to (i) $1.5 million, if such termination occurs during the fourth (4th) Lease Year,
     (ii) $1.0 million, if such termination occurs during the fifth (5th) Lease Year, and (iii) $0.5 million, if such termination occurs during the sixth
     (6th) Lease Year (if the Lease is extended after the Fixed Term). In the event that Landlord elects to terminate this Lease as to any individual Property in connection with the sale thereof during Lease Years 4 or 5 or, if the Lease is extended after the Fixed Term, Lease Year 6, Landlord shall pay to Tenant a termination fee with respect to such Property equal to such Property's allocable share of the applicable Termination Fee set forth above, which allocable share shall correspond to such Property's allocable share of the Base Rent, as established pursuant to Section 3.2 or Section 3.3, as applicable below. After the sixth (6th) Lease Year no Termination Fee shall be payable in connection with a total or partial termination of this Lease by Landlord under this subsection 2.4(b).

     2.5 TENANT'S EARLY TERMINATION RIGHT. Tenant shall have the right to terminate this Lease upon not less than sixty (60) days advance Notice to Landlord at any time after any of the following events occur:

          (a) the Leased Property, or so much thereof as remains subject to the terms of this Lease from time to time, is sold in its entirety to an Entity which is not an Affiliate of Landlord or an Entity resulting from a consolidation or merger of Landlord; provided, however, this subparagraph shall not be applicable in the case of a foreclosure sale under any Superior Mortgage, as defined in Section 15.2, or under the Existing Mortgage Loan, as defined in Section 15.4, or in the case of a conveyance in lieu of a foreclosure under any such Superior Mortgage or under the Existing Mortgage Loan if the Superior Mortgagee or Existing Lender, or their respective nominee or designee, as applicable, elects or is required to continue this Lease following such foreclosure or conveyance in lieu of a foreclosure;

          (b) the termination of this Lease with respect to more than seven (7) of the individual Properties, whether as a result of Landlord's sale of such individual Properties, casualty, or otherwise; provided, however, this subparagraph shall not be applicable in the case of the termination of this Lease with respect to the Greenwich Properties as a result of a foreclosure under the Existing Loan Documents, a conveyance in lieu of foreclosure under the Existing Loan Documents, or the Existing Lender's exercise of any other rights or remedies under the Existing Loan Documents, if any Event of Default exists under this Lease as of the date this Lease is terminated with respect to such Greenwich Properties;

          (c) the termination of this Lease as to one or more Properties by reason of a sale by Landlord of such Properties pursuant to Section 2.4(b) (other than pursuant to any Condemnation) if, as a result of such termination, the Net Operating Income from the remaining Properties would fall below an amount equal to 1.10 times annual Base Rent (excluding the Base Rent attributable to the Property sold), based upon the Net Operating Income of the remaining Properties for the most recent calendar quarter for which financial statements have been provided pursuant to Section 14.2; provided, however, this subparagraph shall not be applicable in the case of the termination of this Lease with respect to any Property as a result of a foreclosure or a conveyance of lieu of foreclosure under the Existing Mortgage Loan or any Superior Mortgage, or the exercise of any other right of termination by the Existing Lender or Superior Mortgagee, if any Event of Default exists under this Lease as of the date this Lease is so terminated with respect to any Property.

In the event that Tenant exercises a termination right under this Section 2.5 during the Fixed Term or the first Lease Year of the first Extension Term, Landlord shall be required to pay to Tenant a Termination Fee calculated in the manner described in Section 2.4(b).

     2.6 NO OTHER TERMINATION. Except as otherwise specifically provided in this Agreement, each of Landlord and Tenant, to the maximum extent permitted by law, shall remain bound by this Lease in accordance with its terms and, without the consent of the other, shall not take any action without the consent of the other to modify, surrender or terminate this Lease. Except as otherwise expressly provided in this Lease, the respective obligations of Landlord and Tenant shall not be affected by reason of (a) any damage to, or destruction of, Leased Property or any portion thereof from whatever cause or any Taking of the Leased Property or any portion thereof, or (b) any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other proceedings affecting Landlord or any assignee or transferee of Landlord. Except as otherwise specifically provided in this Agreement or as may be provided at law or in equity, Tenant hereby specifically waives all rights, arising from any occurrence whatsoever, which may now or hereafter be conferred upon it by law to modify, surrender or terminate this Lease or quit or surrender the Leased Property or any portion thereof. The obligations of Landlord and Tenant hereunder shall be separate and independent covenants and agreements and the Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated pursuant to the express provisions of this Lease.

                                    ARTICLE 3

                                      RENT

     3.1  RENTAL PAYMENTS.

          (a) Beginning on the Commencement Date and continuing thereafter throughout the Term, Tenant hereby agrees to pay the Rent due and payable under this Lease. As used in this Lease, the term "Rent" shall mean Base Rent (as defined in Section 3.2 below), Additional Rent (as defined in
     Section 3.4 below), and the Additional Charges (as defined in Section 3.5 below). Base Rent shall be payable without demand on the fifteenth (15th) day of each calendar month during the Term. If the Term commences on a day other than the first day of a month, or terminates on a day other than the last day of a month, the Base Rent for the first and last partial month shall be prorated based upon the actual number of days in such a month. Except as specifically set forth in this Lease, Rent shall be due and payable in all events, without any setoff or deduction whatsoever, unless expressly allowed hereunder. All payments of Rent shall be made in legal tender at the address of Landlord set forth in Section 22.1 hereof, or at such other place as Landlord shall designate from time to time in writing.

          (b) No payment by Tenant or acceptance by Landlord of an amount less than the Rent herein stipulated shall be deemed a waiver of any additional amount due. No partial payment or endorsement on any check or any letter accompanying any payment of Rent shall be deemed an accord and satisfaction, but Landlord may accept such payment without prejudice to Landlord's right to collect the balance of any Rent due under the terms of this Lease.

          (c) Whenever in this Lease a payment is required to be made by one party to the other, but a specific date for payment is not set forth or a specific number of days within which payment is to be made is not set forth, or the words "immediately," "promptly" and/or "on demand," or the equivalent, are used to specify when such payment is due, then such payment shall be due ten (10) days after the party which is entitled to such payment sends written notice to the other party demanding payment.

          (d) To the extent that Tenant is required to deliver all revenues and receipts from the Greenwich Properties to the Existing Lender and the Existing Lender applies such revenues and receipts to fund obligations of Landlord under the Existing Loan Documents, the amounts so applied by the Existing Lender shall be credited against Tenant's obligations with respect to Base Rent and Additional Rent hereunder, as more particularly described in Section 15.4(g) hereof.

     3.2  BASE RENT.

          (a) Subject to adjustment as provided in Section 3.3, Article 10, and
     Article 11, Tenant shall pay Landlord base rent (the "Base Rent") in an amount equal to THIRTEEN MILLION SEVEN HUNDRED THIRTY SIX THOUSAND SEVEN HUNDRED FIFTY AND NO/100 DOLLARS ($13,736,750.00) per annum. Base Rent shall be payable in advance in equal, consecutive monthly installments on the fifteenth (15th) day of each calendar month of the Term, commencing after Commencement Date (prorated as to any partial month).

          (b) Landlord and Tenant agree that during the Fixed Term the Base Rent shall be allocated among the Properties as set forth in Exhibit B attached hereto and by this reference made a part hereof. In the event that this Lease is extended in accordance with Section 2.3 above, Base Rent shall be reallocated among the Properties in accordance with the terms of Section 3.3(b) below.

     3.3  ADJUSTMENTS TO BASE RENT.

          (a) In the event that the Fixed Term of this Lease is extended in accordance with Section 2.3 above, Base Rent payable during the subject Extension Term shall be increased or decreased over the Base Rent payable during the Fixed Term or immediately preceding Extension Term, as applicable, by an amount equal to the product of the annual Base Rent payable during such immediately preceding period multiplied by the percentage increase or decrease in the Consumer Price Index for the period between the first month of the Fixed Term or immediately preceding Extension Term, as applicable, and September of the calendar year immediately preceding the first calendar year of the applicable Extension Term.

          (b) In the event that the Fixed Term of this Lease is extended in accordance with Section 2.3 above, the Base Rent applicable during such Extension Term shall be reallocated among the Properties, or so many of the Properties as remain subject to this Lease, as of the first day of the applicable Extension Period, so that the Base Rent attributable to each Property shall bear the same proportion to total Base Rent as the Gross Rentals from such Property for the immediately preceding Additional Rent Year bear to total Gross Rentals from all Properties for such immediately preceding Additional Rent Year (excluding Gross Rentals attributable to any Property which is no longer subject to the Lease). For example, if the Gross Rentals generated by a Property during the last full Additional Rent Year of the Fixed Term or an Extension Term represent twelve percent (12%) of the total Gross Rentals during such Additional Rent Year from all Properties which remain subject to this Lease as of the first day of the next following Extension Term, then twelve percent (12%) of the Base Rent under this Lease during such Extension Term shall be allocated to such Property. Within thirty (30) days after the commencement of an Extension Term, Landlord and Tenant shall enter into an addendum to this Lease acknowledging the reallocation of Base Rent among the Properties in accordance with this subparagraph (b), and such revised allocation shall supersede Exhibit B hereto for the remainder of such Extension Term.

          (c) In the event that any individual Property is released from the terms of this Lease in connection with the sale thereof as described in
     Section 2.4(b), in connection with the termination of this Lease as to such Property as a result of casualty or condemnation pursuant to Article 10 or 11 hereof, or in connection with the termination of this Lease as to such Property as a result of a foreclosure or deed in lieu of foreclosure under the Existing Mortgage Loan or any Superior Mortgage, or as a result of the exercise of any other remedies by the Existing Lender under the Existing Loan Documents, as described in Section 15.4(h) and Section 15.4(i) below, Base Rent shall be reduced by the affected Property's allocable share of Base Rent, as determined by reference to Section 3.2(b) or 3.3(b) above, as applicable.

     3.4  ADDITIONAL RENT.

          (a) In addition to Base Rent, Tenant shall pay to Landlord additional rent ("Additional Rent") equal to forty one percent (41%) (the "Applicable Percentage") of the amount by which the Gross Rentals from the Leased Property for each Additional

     Rent Year, or fraction thereof falling within the Term of this Lease, shall exceed the Additional Rent Base (as hereinafter defined) applicable to such Additional Rent Year, or an appropriate fraction thereof if the period in question during the Term hereof shall be less than a full Additional Rent Year. The Applicable Percentage will remain constant in the event that the Fixed Term of this Lease is extended in accordance with Section 2.3.

          (b) As used herein, during the Fixed Term "Additional Rent Base" shall mean as follows:

               In the first Lease Year of the Fixed Term: $23,481,624

               In the second Lease Year of the Fixed Term: $23,716,440

               In the third Lease Year of the Fixed Term: $23,953,605

               In the fourth Lease Year of the Fixed Term: $24,193,141

               In the fifth Lease Year of the Fixed Term: $24,435,072

     For purposes of calculating Additional Rent due hereunder, the Additional Rent Base for the period from the Commencement Date to July 31, 2006 shall equal a pro rata portion of the Additional Rent Base for the first Lease Year, i.e., $23,481,624 times .58082 (i.e. 212 divided by 365). The
     Additional Rent Base for subsequent Additional Rent Years shall equal the sum of (i) a pro rata portion of the Additional Rent Base for any Lease Year ending during such Additional Rent Year, plus (ii) a pro rata portion of the Additional Rent Base for any Lease Year beginning during such Additional Rent Year, in each case based on the number of months of each such Lease Year which fall within the applicable Additional Rent Year. For example, for the Additional Lease Year commencing on August 1, 2006, the Additional Rent Base shall be the sum of (i) $9,843,927.00, representing .41918 times the Additional Rent Base for the first Lease Year, plus (ii) $13,774,982.00, representing .58082 times the Additional Rent Base for the second Lease Year.

     In the event that the Term of this Lease is extended in accordance with
     Section 2.3, the Additional Rent Base for first Lease Year of the subject Extension Term shall be the Additional Rent Base for the first Lease Year of the Fixed Term or immediately preceding Extension Term, as applicable, multiplied by the percentage increase or decrease in the Consumer Price Index for the period between the first month of the Fixed Term or immediately preceding Extension Term, as applicable, and the month which is four (4) months prior to the first month of the applicable Extension Term, with this new Additional Rent Base to increase after the first Lease Year of the Extension Term by one percent (1%) per year during the remainder of such Extension Term. In the event this Lease shall terminate with respect to any individual Property in accordance with the terms of Section 2.4(b),
     Article 10, Article 11, Section 15.2, or Section 15.4, the Additional Rent Base for the period after the effective date of such termination shall be reduced in an amount proportionate to the reduction in Base Rent resulting from the release of the affected Property from this Lease, as determined by reference to Section 3.3(c) hereof.

          (c) The term "Gross Rentals" as used in this Lease shall include all rentals and other sums or consideration received by Tenant from subtenants or other persons for or in respect of any use or occupation of the Leased Property or any part thereof during the Term of this Lease (whether pursuant to lease, concession, license, franchise or otherwise), including without limitation apartment rental, clubhouse rental, fees for cable or telecom services, income generated through leases for laundry services and equipment, non-refundable application fees, and non-refundable security deposits or security deposits forfeited as rent from subtenants, as well as proceeds of rent or business interruption insurance paid for the relevant period of calculation in respect of such subtenant rents, but excluding any interest or dividends earned on Tenant's investment of surplus cash.

     So long as Landlord shall desire to qualify for taxation as a real estate investment trust, the term "Gross Rentals" shall be deemed to not include any amounts referred to above which, if included in the definition of "Gross Rentals," would result in any part of the fixed rental and/or additional rental payable to Landlord hereunder being held not to constitute "rents from real property" as that term is defined in Section 856(d) of the Internal Revenue Code of 1954 and the regulations issued thereunder, as the same may be amended from time to time.

          (d) Additional Rent for each Additional Rent Year or portion thereof shall be calculated and paid annually in arrears. Within sixty (60) days after the end of each Additional Rent Year during the Term, commencing September 30, 2006, and within sixty (60) days after the end of the final Lease Year of the Term or the prior termination of this Lease, as the case may be, Tenant shall deliver to Landlord (i) a Financial Officer's Statement containing (A) a detailed report of the Gross Rentals for the Leased Property for the preceding Additional Rent Year (or fraction thereof), as audited by the approved accountants, and (B) Tenant's computation of Additional Rent payable for such Additional Rent Year, or applicable portion thereof, and (ii) Tenant's check in payment of the Additional Rent due and payable for such Additional Rent Year. All costs of audit of Tenant's reports of Gross Rentals shall be paid by Landlord.

          (e) Tenant shall utilize, or cause to be utilized, an accounting system for each Property in accordance with its usual and customary practices and in accordance with GAAP, which will accurately record all Gross Rentals from each Property and Tenant shall retain, for at least three (3) years after the expiration of each Additional Rent Year, reasonably adequate records conforming to such accounting system showing all Gross Rentals for such Property for such Additional Rent Year. Landlord, at its own expense, except as provided hereinbelow, shall have the right, exercisable by Notice to Tenant within one (1) year after receipt of the statement referred to in subsection (d) above, by its accountants or representatives to audit the information set forth in such statement and, in connection with such audit, to examine Tenant's and the Manager's books and records with respect thereto (including supporting data). If any such audit discloses a deficiency in the payment of Additional Rent and either Tenant agrees with the result of such audit or the matter is otherwise compromised with or resolved in favor of Landlord, Tenant shall forthwith pay to Landlord the amount of the deficiency, as finally agreed or determined, together with interest at the Interest Rate from the date such payment should have been made to the date of payment thereof. If such deficiency, as agreed upon, compromised, or resolved as aforesaid, is more than four percent (4%) of the Gross Rentals reported by Tenant for such Additional Rent Year and, as a result, Landlord did not receive at least ninety five percent (95%) of the Additional Rent payable with respect to such Additional Rent Year, Tenant shall pay the reasonable cost of such audit and examination. If any such audit discloses that Tenant paid more Additional Rent for any Additional Rent Year than was due hereunder, and either Landlord agrees with the result of such audit or the matter is otherwise determined, Landlord shall grant Tenant a credit equal to the amount of such overpayment against Base Rent and Additional Rent next coming due in the amount of such difference, as finally agreed or determined, together with interest at the Interest Rate, which interest shall accrue from the time of Tenant's statement of Gross Rentals until the date such credit is applied and paid, as the case may be. If such a credit cannot be made because the Term has expired before the credit can be applied in full, Landlord shall pay the unapplied balance of such credit to Tenant, together with interest at the Interest Rate, which interest shall accrue until the date of payment from Landlord.

     3.5 ADDITIONAL CHARGES. In addition to the Base Rent and Additional Rent payable hereunder, Tenant shall pay to the appropriate parties and discharge as and when due and payable the following (collectively, the "Additional Charges"):

          (a) Impositions. Subject to the terms of Article 8 relating to permitted contests and except to the extent paid by any Project Mortgagee, Tenant will pay, or cause to be paid, all Impositions before any fine, penalty, interest or cost may be added for non-payment, such payments to be made directly to the taxing authorities or other party to whom such Imposition is payable where feasible, and Tenant will promptly, upon request, furnish to Landlord copies of official receipts or other satisfactory proof evidencing such payments. Tenant's obligation to pay the Impositions shall be deemed absolutely fixed upon the date the Imposition becomes a lien upon the Leased Property or any part thereof. If any Imposition may, at the option of the Landlord, lawfully be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Tenant may exercise the option to pay the same (and any accrued interest on the unpaid balance of such Imposition) in installments and, in such event, shall pay such installments during the Term (subject to Tenant's right of contest pursuant to the provisions of Article 8) as the same respectively become due and before any fine, penalty, premium, further interest or cost may be added thereto. Landlord, at its expense, shall prepare and file all tax returns and reports as may be required by Governmental Authorities in respect of Landlord's net income, gross receipts, franchise taxes and taxes on its capital stock, and Tenant, at its expense and to the extent permitted by applicable laws and regulations shall prepare and file all tax returns and reports in respect of any Imposition as may be required by Governmental Authorities. If any refund shall be due from any taxing authority in respect of any Imposition paid by Tenant, the same shall be paid over to or retained by Tenant. Landlord and Tenant shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Leased Property as may be necessary to prepare any required returns and reports. In the event Governmental Authorities classify any property covered by this Lease as personal property, Tenant shall file all personal property tax returns in such jurisdictions where filing is required and Tenant may legally make such filing. Landlord, to the extent it possesses the same, and Tenant, to the extent it possesses the same, will provide the other party, upon request, with cost and depreciation records necessary for filing returns for any property so classified as personal property. Where Landlord is legally required to file personal property tax returns, Tenant will be provided with copies of assessment notices indicating a value in excess of the reported value in sufficient time for Tenant to file a protest. All Impositions assessed against such personal property shall be (irrespective of whether Landlord or Tenant shall file the relevant return) paid by Tenant not later than the last date on which the same may be made without interest or penalty, except to the extent such Impositions are to be paid by any Project Mortgagee.

          (b) Adjustment of Impositions. Impositions imposed in respect of the tax-fiscal period during which the Term terminates shall be adjusted and prorated between Landlord and Tenant, whether or not such Imposition is imposed before or after such termination, and Tenant's obligation to pay its prorated share thereof shall survive such termination.

          (c) Utility Charges. Tenant will contract for, in its own name or the name of the Property, and will pay or cause to be paid all charges for electricity, power, gas, oil, water, telephone, cable television, internet access, and other utilities used in connection with the operation of the Leased Property. Landlord will provide any bonds, guarantees or deposits required by any utility service providers.

          (d) Insurance Premiums. Tenant shall pay or cause to be paid all premiums for the insurance coverage required to be maintained by Tenant pursuant to Article 9.

          (e) Other Charges. Tenant shall pay or cause to be paid all other amounts, liabilities and obligations with respect to the operation of the Leased Property.

          (f) Reimbursement for Additional Charges. If Tenant pays or causes to be paid, or deposits in escrow with any Project Mortgagee any amounts for the payment of, property taxes or similar or other Additional Charges attributable to periods after the end of the Term, whether upon expiration or sooner termination of this Agreement, Tenant may, within a reasonable time after the end of the Term, provide Notice to Landlord of its estimate of such amounts. Landlord shall promptly reimburse Tenant for all payments or deposits of such taxes and other similar Additional Charges that are attributable to any period after the Term of this Agreement.

     3.6 MONTHLY IMPOUNDS. Tenant agrees that, if at any time any Project Mortgagee requires Landlord to deposit funds monthly with such Project Mortgagee for the payment of Impositions, then in addition to the monthly installments of Base Rent required pursuant to Section 3.2, Tenant shall deposit monthly with such Project Mortgagee, on the day of each month required by such Project Mortgagee, a sum equal to the estimated Impositions required to be deposited by such Project Mortgagee. If the total monthly payments made by Tenant under this
Section 3.6 shall exceed the amount actually payable by Tenant for any such Imposition, such excess shall be credited against subsequent monthly payments of Base Rent or Additional

Rent due hereunder, or such excess shall be returned to Tenant. If the total monthly payments made by Tenant under this Section 3.6 shall be insufficient to pay such Impositions when due, the Tenant shall upon demand pay to Landlord or, at Landlord's direction, to the applicable Project Mortgagee the amount necessary to make up the deficiency. To the extent that Tenant complies with this Section 3.6 and makes such payments to Landlord or a Project Mortgagee, Tenant shall be relieved from compliance with the provisions of this Article 3 which require the direct payment of such Impositions by Tenant. In the event of default in the payment of any monthly or any other installment provided for in this Section 3.6, Landlord shall have the same remedies as those provided for in this Lease for default in the payment of Rent. To the extent received by Tenant, Tenant shall deliver to Landlord any bills received by Tenant for all Impositions for which deposits are being made, in ample time to enable Landlord to cause the applicable Project Mortgagee to pay the same before interest or penalty shall accrue. Landlord shall be furnished with reasonable proof from Tenant that such deposits are actually being made to a Project Mortgagee.

     3.7 LATE PAYMENT OF RENT, ETC. If any installment of Base Rent, Additional Rent or Additional Charges (but only as to those Additional Charges which are payable directly to Landlord) shall not be paid within five (5) days after its due date, Tenant shall pay Landlord, on demand, as Additional Charges, a late charge (to the extent permitted by law) computed at the Overdue Rate on the amount of such installment, from the due date of such installment to the date of payment thereof. To the extent that Tenant pays any Additional Charges directly to Landlord or any Project Mortgagee pursuant to any requirement of this Agreement, Tenant shall be relieved of its obligation to pay such Additional Charges to the Entity to which they would otherwise be due. In the event of any failure by Tenant to pay any Additional Charges when due, Tenant shall promptly pay and discharge, as Additional Charges, every fine, penalty, interest and cost which is added by the Entity to which such Additional Charges are due for non-payment or late payment of such items. Such fines, penalties, interest and costs shall not constitute Operating Expenses for purposes of this Lease.

     3.8 NET LEASE. Rent shall be paid absolutely net to Landlord, so that this Lease shall yield to Landlord the full amount of Base Rent and Additional Rent throughout the Term, but subject to any other provisions of this Lease which expressly provide for adjustment of Rent or other charges.

     3.9 LETTER OF CREDIT.

          (a) Tenant shall, simultaneously with the delivery of this Lease, deliver to Landlord an irrevocable, stand-by letter of credit (a "Letter of Credit") in the initial amount of FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00) to assure the payment by Tenant of Base Rent and Additional Rent. The Letter of Credit shall be maintained in effect, by automatic renewal or extension, until the date (the "LC Expiration Date") which is thirty (30) days after the expiration of the Fixed Term or earlier as set forth in Section 3.9(l) below.

          (b) The Letter of Credit shall be in the form attached hereto as Exhibit C or in such other form as may be reasonably approved by Landlord and otherwise shall be subject to the provisions of this Section 3.9. The Letter of Credit shall be issued by a national bank approved by Landlord in its sole but reasonable discretion (the "Bank") and be "callable" by Landlord and payable through a branch office of the Bank located in the City of Memphis, Tennessee. The premium or purchase price of, or any other Bank fees associated with, such Letter of Credit shall be paid by Tenant (except those payable by Landlord pursuant to Section 3.9(e) below) and shall not constitute an Operating Expense for purposes of this Lease.

          (c) The Letter of Credit shall (i) be subject to the Uniform Customs and Practices for Documentary Credits, International Chamber of Commerce Publication No. 500 (1993 Revision), (ii) be fully transferable by Landlord only in connection with a transfer of Landlord's interest in this Lease, including transfers by foreclosure or deed in lieu of foreclosure, and
     (iii) permit partial draws from time to time.

          (d) In addition to the foregoing, the Letter of Credit shall provide that Landlord shall have the right to draw down for amounts of unpaid Base Rent and Additional Rent then currently due up to the face amount of the Letter of Credit upon the presentation to the Bank of a Sight Draft and a Certificate signed by an officer of Landlord meeting the requirements set forth in the form of Letter of Credit attached hereto as Exhibit "C".

          (e) In the event of a transfer of Landlord's interest in the Leased Property, Landlord shall transfer the Letter of Credit (or cause a substitute letter of credit to be delivered, as applicable) to the transferee, and it is agreed that the provisions hereof shall apply to every transfer of the Letter of Credit to a new Landlord. Landlord shall be responsible for all normal and customary charges of the Bank in connection with any such transfer.

          (f) Except as described in subparagraph (h) below and in Section 12.2(d), Landlord agrees not to draw upon the Letter of Credit unless an Event of Default by Tenant in paying Base Rent or Additional Rent has occurred under this Lease, after giving such notice thereof to Tenant as may be required in accordance with the terms of this Lease. If Landlord does effect such a "draw" under this subparagraph (f), such "draw" amount may only be made for (i) the past due amount of Base Rent or Additional Rent, or (ii) the amount of any deficiency in Net Operating Income pursuant to Section 12.2(c)(i) hereof. In no event shall Landlord be entitled to draw upon the Letter of Credit for accelerated Rent pursuant to Section 12.2(c)(ii) hereof.

          (g) Any failure or delay of Landlord to "draw" any portion of the Letter of Credit shall not act as a waiver of Landlord's right to do so at any time thereafter (through and until the LC Expiration Date) or constitute a waiver of any Event of Default with respect to this Lease.

          (h) If the Letter of Credit is due to expire earlier than the LC Expiration Date, Tenant shall provide a renewal letter of credit (or amendment renewing the same) or substitute letter of credit (such renewal or amendment or substitute letter of credit to be in effect and delivered to Landlord, as applicable, not later than thirty (30) days prior to the expiration of the Letter of Credit), upon the same terms as the expiring Letter of Credit

     (except for permitted reductions in amounts) or such other terms as may be acceptable to Landlord in its reasonable discretion. If the Letter of Credit is not timely renewed or a substitute letter of credit is not timely received, or if Tenant fails to maintain the Letter of Credit in the amount and in accordance with the terms set forth in this Section, the Landlord shall have the right to draw upon the Letter of Credit in the full face amount thereof and hold all proceeds of the Letter of Credit as cash collateral ("Cash Collateral") for the payment of Base Rent and Additional Rent. Landlord shall hold any Cash Collateral in an interest bearing account with a national banking association or other depository or a money market fund having a branch office in Memphis, Tennessee requested by Tenant and reasonably acceptable to Landlord, with any interest earned on such account to be for the sole benefit of Tenant except to the extent used to pay Base Rent or Additional Rent due Landlord. Landlord shall not co-mingle any Cash Collateral with other funds of Landlord. Landlord shall have no liability to Tenant with respect to the amount of interest paid on any such account.

          (i) If there shall occur an Event of Default under the Lease with respect to payment of Base Rent or Additional Rent, Landlord may, but without obligation to do so, in addition to any other rights and remedies held by Landlord, draw upon the Letter of Credit and/or utilize the Cash Collateral in an amount necessary to collect the unpaid Base Rent or Additional Rent. No condition or term of this Lease shall be deemed to render the Letter of Credit conditional upon this Lease or to justify the issuer of the Letter of Credit in failing to honor a draw upon such Letter of Credit in a timely manner. In the event Landlord is determined through any dispute resolution procedure agreed upon by the parties or by a court of competent jurisdiction to have improperly drawn on the Letter of Credit, then Tenant shall be entitled to receive a prompt refund of such improper amount from Landlord (together with any bank fees and charges incurred by Tenant as a result thereof, interest at the Overdue Rate and all costs and fees, including legal fees and expenses incurred by Tenant in obtaining such refund).

          (j) In the event Landlord draws upon the Letter of Credit or the Cash Collateral pursuant to subparagraph (i) above, Tenant agrees that within ten (10) Business Days after Tenant receives notice of such draw (i) in the case of any draw upon the Letter of Credit, Tenant will cause the Letter of Credit to be amended so that the amount available thereunder is restored to the amount available prior to such draw, and (ii) in the case of any draw upon the Cash Collateral, Tenant will deposit with Landlord an amount equal to the amount so drawn by Landlord, to be held as part of the Cash Collateral pursuant to the terms of this Lease. Any failure by Tenant to so restore the amount of the Letter of Credit or the Cash Collateral, as the case may be, shall constitute an Event of Default by Tenant under this Lease.

          (k) Tenant acknowledges and agrees that the Letter of Credit constitutes a separate and independent contract between Landlord and the issuing bank, that Tenant is not a third party beneficiary of such contract, and that Landlord's claim under the Letter of Credit for the full amount due and owing thereunder shall not be, in any way, restricted, limited, altered or impaired by virtue of any provision of the Bankruptcy Code.

          (l) If this Lease is terminated prior to the LC Expiration Date and such termination is not the result of an Event of Default hereunder, or if this Lease is terminated as a result of an Event of Default but Tenant's obligation with respect to any deficiency in Base Rent pursuant to Section 12.2(c)(i) shall have expired, the Letter of Credit or Cash Collateral, as applicable, shall be promptly returned by Landlord to Tenant, subject to any draws for unpaid Base Rent, Additional Rent, or Base Rent deficiencies which have previously been made by Landlord. In any event, the Letter of Credit or Cash Collateral shall be promptly returned to Tenant after Landlord has no further right to make any draws thereunder.

          (m) Tenant will not assign or encumber Tenant's interest in the Letter of Credit or Cash Collateral, as the case may be, or any part thereof, and neither Landlord nor Landlord's successors or assigns will be bound by any such attempted assignment or encumbrance.

          (n) Notwithstanding anything to the contrary provided in this Section 3.9, subject to the approval of the Existing Lender so long as the Existing Mortgage Loan encumbers the Greenwich Properties, and provided that (i) no uncured Event of Default shall exist, (ii) no amount of Base Rent or Additional Rent is due and unpaid, and (iii) no restoration of the amount of the Letter of Credit is required as of the time of any such reduction, then in the event that this Lease shall terminate with respect to any individual Property in accordance with the terms of Section 2.4(b), Article 10, Article 11, or Section 15.4(h) below, Tenant shall be entitled at any time thereafter to reduce the amount of the Letter of Credit in an amount proportionate to the reduction in Base Rent resulting from the release of such Property, as determined by reference to Section 3.3(c) hereof. This
     Section 3.9(n) shall not be applicable in the case of a termination of this Lease with respect to Carrollton Place, Southern Place, Berkeley Place and Western Place pursuant to Section 15.4(i) below.

          (o) Notwithstanding anything to the contrary hereinabove provided, Tenant acknowledges and agrees that the Letter of Credit shall be conditionally assigned to the Existing Lender in connection with the Existing Loan Documents, as defined in Section 15.4 below, and agrees that in the event the Existing Lender or its nominee or designee succeed to the interest of the Landlord under this Lease following the foreclosure, conveyance in lieu of foreclosure, or exercise of any other remedies of the Existing Lender under the Existing Loan Documents, said Existing Lender or its nominee or designee shall succeed to the interest of the Landlord with respect to the Letter of Credit. Upon the release of any such collateral assignment by the Existing Lender, Tenant shall cause the Letter of Credit to be amended or re-issued to eliminate any requirement that the Existing Lender join with Landlord in connection with any draw on the Letter of Credit.

                                    ARTICLE 4

                      CONDITION AND USE OF LEASED PROPERTY

     4.1 CONDITION OF THE LEASED PROPERTY. Tenant acknowledges receipt and delivery of possession of the Leased Property and that Tenant has examined and otherwise has acquired knowledge of the condition of the Leased Property prior to the execution and delivery of this Lease and has found the same to be in good order and satisfactory for its purpose hereunder. Tenant is leasing the Leased Property "as is" in its present condition, subject to the rights of parties in possession, the existing state of title (as evidenced by title insurance policies and endorsements issued to Landlord on the date of execution of this Lease, copies which have been made available to Tenant), including all covenants, conditions, restrictions, reservations, easements and other matters of record or that are visible or apparent on the Leased Property, all applicable Legal Requirements, the lien of any financing instruments, mortgages, deeds to secure debt, and deeds of trust existing as of the Commencement Date or permitted by the terms of this Agreement, and such other matters which would be disclosed by an inspection of the Leased Property. TENANT REPRESENTS THAT IT HAS INSPECTED THE LEASED PROPERTY AND ALL OF THE FOREGOING AND HAS FOUND THE CONDITION THEREOF SATISFACTORY AND IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY OF LANDLORD OR LANDLORD'S AGENTS OR EMPLOYEES WITH RESPECT THERETO AND TENANT WAIVES ANY CLAIM OR ACTION AGAINST LANDLORD IN RESPECT OF THE CONDITION OF THE LEASED PROPERTY. LANDLORD MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF THE LEASED PROPERTY OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, SUITABILITY, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, AS TO QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, IT BEING AGREED THAT ALL SUCH RISKS ARE TO BE BORNE BY TENANT.

     4.2 PERMITTED USES. During the Term, Tenant shall use or cause to be used the Leased Property as residential apartments and for such uses incidental thereto as may be permitted from time to time by applicable law and which may enhance the value, rental, or rental value thereof as student housing oriented residential apartment complexes (the "Permitted Use"). Tenant shall not use the Leased Property or any portion thereof for any other use without the prior written consent of Landlord, which Tenant agrees may be withheld in Landlord's sole discretion.

     4.3 COMPLIANCE WITH LEGAL AND INSURANCE REQUIREMENTS. Subject to Article 8 relating to permitted contests and subject to Landlord's obligation to fund the cost of capital repairs and replacements pursuant to Section 5.2 hereof, Tenant, will promptly (a) comply with all Legal Requirements and Insurance Requirements in respect of the use, operation, maintenance, and repair of the Leased Property, and (b) procure, maintain and comply with all licenses and other authorizations obtainable by Tenant required for the Tenant's use and operation of the Leased Property for the Permitted Use. Upon Landlord's request, Tenant shall deliver copies of all such licenses and other authorizations.

     4.4 LAWFUL USE, ETC. Tenant covenants and agrees that Tenant shall not knowingly use, suffer or permit the Leased Property to be used for any unlawful purpose. Tenant further covenants and agrees that Tenant shall not commit or suffer to be committed any waste on any Leased Property, nor shall Tenant knowingly cause or permit any unlawful nuisance thereon or therein.

     4.5 ENVIRONMENTAL MATTERS.

          (a) During the Term, Tenant (i) shall comply, and cause the Leased Property to comply, with all Hazardous Materials Laws relating to the operation of the Leased Property, (ii) shall prohibit the use of the Leased Property for the generation, manufacture, refinement, production, or processing of any Hazardous Material or for the storage, handling, transfer or transportation of any Hazardous Material (other than in compliance with the Hazardous Materials Laws and in commercially reasonable quantities in connection with the operation, business and maintenance of the Leased Property as a residential apartment complex), (iii) shall not permit to remain, install or permit the installation on the Leased Property of any underground storage tanks, transformers containing polychlorinated biphenyl, or asbestos-containing materials, (iv) shall cause any improvements to or alterations of the Leased Property made by Tenant or its agents to comply with the Hazardous Materials Laws.

          (b) Tenant agrees to protect, defend, indemnify and hold harmless Landlord, its directors, officers, members, partners, shareholders, employees and agents, and any successors and assigns of Landlord from and against any and all liability, including all foreseeable and unforeseeable damages, including but not limited to attorneys' and consultants' fees, fines, penalties and civil or criminal damages, the cost of any required or necessary repair, response action, remediation, investigation, cleanup or detoxification and the preparation of any closure or other required plans, directly or indirectly arising out of (i) Tenant's violation of Section 4.5(a) above or (ii) use, generation, storage, treatment, release, discharge, presence or disposal of Hazardous Material from, on, at, to, or under the Leased Property by Tenant, any Tenant Related Party, or any agent of Tenant or any Tenant Related Party, before or during the Term. This agreement to indemnify and hold harmless shall be in addition to any other obligations or liabilities Tenant may have to Landlord at common law under all statutes and ordinances or otherwise, and shall survive following the date of expiration or earlier termination of this Lease. Tenant expressly agrees that the representations, warranties and covenants made and the indemnities stated in this Lease are not personal to Landlord, and the benefits under this Lease may be assigned to subsequent parties in interest to the chain of title to the Leased Property, which subsequent parties in interest may proceed directly against Tenant to recover pursuant to this Lease.

          (c) Tenant shall promptly notify Landlord in writing upon Tenant's learning of any:

               (i) notice or claim to the effect that Tenant is or may be liable to any Person as a result of the presence upon or release or threatened release of any Hazardous Material into the environment from the Leased Property;

               (ii) notice that any Property is subject to investigation by any Governmental Authority evaluating whether any remedial action is needed to respond to the release or threatened release of any Hazardous Material into the environment from such Property or any portion thereof;

               (iii) notice that the Leased Property or any portion thereof is subject to any environmental lien; and

               (iv) notice of violation to Tenant under any applicable Hazardous Material Law that could have a material adverse effect upon the Leased Property or any portion thereof.

     4.6 MOLD. Tenant shall be responsible for taking all reasonable and timely measures in the ordinary course of business to detect, prevent, and abate the growth of Mold within the Leased Improvements.

                                    ARTICLE 5

                             MAINTENANCE AND REPAIRS

     5.1 TENANT'S GENERAL OBLIGATIONS. Subject to Landlord's obligations under
Section 5.2 below, Tenant shall keep the Leased Property in good operating condition and in good order and repair (whether or not the need for such repairs occurs as a result of Tenant's use, any prior use, the elements, the age of the Leased Property or any portion thereof) and, subject to Landlord's election to perform certain work as set forth in Section 5.2(c), shall promptly make all necessary and appropriate repairs thereto of every kind and nature, whether interior or exterior, structural or non-structural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to the commencement of the Term (concealed or otherwise). All repairs, to the extent reasonably achievable, shall be at least equivalent in quality to the original work. All repairs shall be made in a good, workmanlike manner, consistent with industry standards for like properties in like locations, in accordance with all applicable Legal Requirements. Tenant's obligations under this Section 5.1 shall be limited in the event of any casualty or Condemnation as set forth in Articles 10 and 11. The cost of all routine maintenance, repairs, and minor alterations which can be expensed under GAAP shall be paid by Tenant, and shall be treated as a component of Operating Expenses.

     5.2 CAPITAL REPAIRS AND REPLACEMENTS.

          (a) Landlord agrees to establish and maintain a ledger account (a "Capital Expenditure Reserve") to be used for the purpose of funding the cost of capital repairs, replacements and renewals to the Leased Property necessary to cause the Projects to comply with the standards described in
     Section 5.1, including major repairs, alterations, improvements, renewals or replacements to the structure, roof, or exterior facade of the Leased Improvements and to the mechanical, electrical, heating, ventilating, air conditioning, plumbing, and vertical transportation systems of the Leased Improvements (hereinafter referred to as "Major Repairs"), as well as routine repairs and replacements of furnishings, fixtures and equipment, including routine repairs and replacements to the mechanical, electrical, heating, ventilating, air conditioning and plumbing systems, and routine maintenance to the Leased Improvements, which are normally capitalized under GAAP (hereinafter referred to as "Routine Repairs"). During the Fixed Term, Landlord agrees to allocate annually to the Capital Expenditure Reserve an amount equal to not less than the product of $125.00 times the number of beds within the Leased Improvements (i.e., initially $736,750.00 per annum, based on 5,894 beds). During any Extension Term, the minimum annual amount to be allocated to the Capital Expenditure Reserve shall be adjusted by an amount which reflects any increase or decrease in the Consumer Price Index during the preceding five
     (5) year period, as calculated in the manner set forth in Section 3.3(a) hereof. In addition, in the event of the termination of this Lease with respect to any individual Property pursuant to the terms of Section 2.4(b),
     Article 10, Article 11, Section 15.2, or Section 15.4 hereof, the minimum annual allocation to the Capital Expenditure Reserve shall be adjusted to reflect the applicable reduction in the number of beds within the Leased Improvements. Any portion of Capital Expenditure Reserve which is not actually disbursed by Landlord during a Fiscal Year for Approved Capital Expenditures as described below shall remain available to Tenant for use during any subsequent Fiscal Year.

          (b) Each year, on or before November 1, Tenant shall prepare and submit to Landlord for its review and approval a budget (the "Capital Expenditure Budget") for both Routine Repairs and Major Repairs which Tenant believes are necessary or desirable to be made with respect to each of the Properties during the ensuing Fiscal Year (presented on both an annual and monthly basis) in order to maintain the Projects in the condition required by Section 5.1 above. In the event that such Capital Expenditure Budget includes any Major Repairs, Tenant shall be entitled to include a reasonable construction supervision fee for itself in such Capital Expenditure Budget with respect to such Major Repairs. Landlord's approval of such proposed Capital Expenditure Budget shall not be unreasonably withheld or delayed. In the event Landlord shall fail to respond within fifteen (15) days after receipt of a proposed Capital Expenditure Budget, then such Capital Expenditure Budget shall be deemed approved by Landlord. All Capital Expenditures proposed by Tenant shall be (as to both the amount of each such expenditure and the timing thereof) both reasonable and necessary, given the objective that each Project will be maintained and operated to a standard comparable to competitive apartment complexes and in good order and repair. Tenant agrees to incorporate all reasonable revisions to any proposed Capital Expenditures Budget which are required by Landlord. Upon approval of a proposed Capital Expenditure Budget by Landlord, Landlord shall submit such Capital Expenditure Budget to any Project Mortgagee (including the Existing Lender) which may have the right to review and approve such budget. Landlord shall be responsible for obtaining approval of any such Capital Expenditure Budget by any such Project Mortgagee.

          (c) Tenant shall, consistent with the Capital Expenditure Budgets approved by Landlord and, if applicable, any Project Mortgagee, from time to time make Routine Repairs and Major Repairs to the Leased Property, except to the extent that in the case of a Major Repair, Landlord elects to be responsible for the performance of such work. Tenant shall not materially deviate from any Capital Expenditure Budget approved by Landlord or any Project Mortgagee (including the Existing Lender) without the prior approval of Landlord, except in the case of emergency where immediate action is necessary to prevent imminent danger to person or property or to comply with any applicable Legal Requirements.

          (d) The cost of all Capital Expenditures incurred pursuant to an approved Capital Expenditure Budget or otherwise approved or authorized pursuant to subsection (c) above ("Approved Capital Expenditures") shall be funded by Landlord. In the event the existing amount allocated to the Capital Expenditure Reserve plus the minimum amounts to be allocated thereto for the Fiscal Year of the approved Capital Expenditure Budget are not sufficient to fully fund all such Approved Capital Expenditures for any Fiscal Year, Landlord shall increase the amount allocated to the Capital Expenditure Reserve for such Fiscal Year in order to fully fund the approved Capital Expenditure Budget. Upon Tenant's written request for disbursement, Landlord shall disburse funds to or for the account of Tenant, to pay for or to reimburse Tenant for such Approved Capital Expenditures, upon satisfaction of the conditions set forth in Section 5.3.

          (e) Landlord shall not be obligated to fund the costs of Capital Expenditures in excess of amounts included from time to time in the approved Capital Expenditure Budget for any Fiscal Year unless such Capital Expenditures are expressly approved in advance by Landlord or unless such expenditures are incurred by Tenant in an emergency situation where immediate action is necessary to prevent imminent danger to person or property or to comply with any applicable Legal Requirements. Tenant shall not make any capital replacements, repairs or alterations to the Leased Property without Landlord's prior written consent unless such replacement, repair or alteration is made pursuant to an approved Capital Expenditure Budget or is required in order to prevent imminent danger to person or property or to comply with any applicable Legal Requirements.

     5.3 CONDITIONS TO CAPITAL EXPENDITURE REIMBURSEMENTS. Upon Tenant's request, Landlord shall pay for or reimburse Tenant for Approved Capital Expenditures incurred by Tenant upon satisfaction of each of the conditions set forth below (provided that nothing herein shall require Tenant to advance any funds for Major Repairs):

          (a) Except as provided in this Section 5.3, each request for funds shall be made only after completion of the capital repairs, replacements or alterations (the "Work") for which disbursement is requested.

          (b) If the contractor performing such Work requires periodic payments pursuant to the terms of a written contract, a request for funds may be made after completion of a portion of the work under such contract, provided (v) such contract requires payment upon completion of such portion of the work, (w) the materials for which the request is made are on site at the applicable individual Project and are properly secured or have been installed in the applicable individual Project, (x) all other conditions in this Section 5.3 for disbursement have been satisfied and (y) if required by Landlord, each contractor or subcontractor receiving payments under such contract shall provide a waiver of lien with respect to amounts which have been paid to that contractor or subcontractor.

     (c) Each disbursement of funds, except for a final disbursement, shall be in the amount of actual costs incurred for completed Work (as certified by an approved architect, if applicable), less a retainage equal to ten percent (10%) of such costs incurred in the case of projects having a cost in excess of $50,000, until such Work has been completed. The retainage shall in no event be less than the percentage of such costs that the contract with the relevant contractor or supplier specifies to be retained and advanced as part of the final disbursement. No funds will be advanced for materials stored at any individual Project unless such materials are properly stored and secured at such individual Project in accordance with sound construction practices as reasonably determined by Landlord. The retainage shall not be released until the Tenant or, if applicable, an approved architect certifies to Landlord that the Work has been completed substantially in accordance with the provisions of this Section
5.3 and that all material approvals necessary at such individual Project have been obtained from all appropriate Governmental Authorities, and Landlord receives evidence reasonably satisfactory to Landlord that the costs of the Work have been paid in full or will be paid in full out of the retainage.

     (d) The amount of all invoices in connection with the Work with respect to which a disbursement is requested and which has been approved by Landlord shall be disbursed by Landlord either directly to the Tenant (in which event, such Tenant covenants and agrees to promptly pay such invoices) or, if an Event of Default has occurred and is continuing, at Landlord's option and in Landlord's sole and absolute discretion, directly to the contractor, supplier, materialman, mechanic or subcontractor indicated on said invoices unless already paid by Tenant and Landlord has received satisfactory evidence of such payment in which case Landlord shall reimburse Tenant. In the event that Tenant requests that any amounts be disbursed directly to Tenant pursuant to the foregoing sentence, Tenant shall be required to deliver evidence reasonably acceptable to Landlord of payment of all invoices for which disbursements were previously made to Tenant as a condition to such requested disbursement.

     (e) No more than one disbursement per Property will be made by Landlord in any calendar month.

     (f) Except to the extent such item is already contained in an approved Capital Expenditure Budget, Landlord reserves the right, at its option and as a condition to the funding of any Capital Expenditures, to approve (1) all drawings and plans and specifications, if any, for any Work which requires aggregate payments in amounts exceeding $50,000, and (2) all contracts and work orders with materialmen, mechanics, suppliers, subcontractors, contractors and other parties providing labor or materials in connection with any Work which requires aggregate payments in amounts exceeding $50,000. Any such approval shall not be unreasonably withheld, conditioned or delayed and shall be deemed given if Landlord fails to respond within fifteen (15) Business Days after Landlord receives all information reasonably required to adequately review such drawings, plans and specifications, contracts or work orders.

     (g) For any Work which requires aggregate payments in amounts exceeding $50,000 or is structural in nature or relates to the life safety systems at any individual

     Project, Landlord may require an inspection of such individual Project prior to making a monthly disbursement in order to verify completion of the Work for which disbursement is sought. Landlord may require that such inspection be conducted by an appropriate independent qualified architect or engineer selected by Landlord and/or may require a copy of a certificate of completion by an independent qualified architect or engineer licensed in the state where the applicable individual Project is located and otherwise acceptable to Landlord prior to funding the cost of such Work.

     5.4 ADDITIONAL PROVISIONS RELATING TO CAPITAL REPAIRS AND REPLACEMENTS.

          (a) In the event Landlord determines in its reasonable discretion that any Work being performed by or under the supervision of Tenant is not being performed in a workmanlike or timely manner or that any such Work has not been completed in a workmanlike manner, Landlord shall have the option to withhold disbursement for such unsatisfactory Work and so notify Tenant with reasonable detail regarding the basis for Landlord's dissatisfaction and, after the expiration of thirty (30) days from the giving of such Notice by Landlord to Tenant of such unsatisfactory Work without the cure thereof (or, if such unsatisfactory Work is susceptible of a cure but cannot reasonably be cured within said thirty (30) day period and provided that Tenant shall have commenced to cure such unsatisfactory Work within said thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, after the expiration of such longer period as is reasonably necessary for Tenant in the exercise of due diligence to cure such unsatisfactory Work, up to a maximum of an additional sixty (60) days, without the cure thereof), Landlord may proceed under existing contracts or contract with third parties to complete such Work, as the case may be, and apply a portion of the Capital Expenditure Reserve toward the labor and materials necessary to complete the same, without providing any additional prior Notice to Tenant, and exercise any and all other remedies available to Landlord upon and during the continuance of an Event of Default hereunder. Any dispute between Landlord and Tenant under this Section 5.4(a) shall be subject to arbitration in accordance with Article 25 below at the request of either party.

          (b) Tenant shall permit Landlord, any Project Mortgagee, and their respective agents and representatives (including, without limitation, Landlord or said Project Mortgagee's engineer, architect or inspector) or third parties performing any Work on behalf of Landlord pursuant to this
     Section 5.4 or otherwise to enter onto any individual Property during normal business hours upon reasonable prior notice (subject to the rights of subtenants under their leases) to inspect the progress of any Work and all materials being used in connection therewith, to examine all plans and shop drawings relating thereto which are or may be kept at the Property, and to complete any Work as permitted under this Section 5.4. Tenant shall cause all of its contractors and subcontractors to cooperate with Landlord or Landlord's representatives or such other persons described above in connection with inspections described in this Section 5.4(b) or the completion of the Work pursuant to Section 5.4(a). In the event Landlord elects to perform or be responsible for the performance of any Major Repairs to any Property, Landlord (i) shall perform such work in a good and workmanlike manner, consistent with industry standards for like properties in like locations, in accordance with all applicable Legal Requirements, (ii) shall coordinate the scheduling of such Work with Tenant, (iii) shall use its best efforts to minimize any interference with Tenant's operations at such Property in the performance of such Work, and (iv) shall indemnify Tenant from any and all actions, claims, costs, and expenses, including personal injury and property damage, resulting from the negligent actions of Landlord, its agents, contractors, or employees, as well as from Landlord's failure to perform such Work in accordance with the requirements of
(i) and (iii) above.

     (c) All Work and all materials, equipment, fixtures and any other items comprising a part thereof shall be constructed, installed or completed by Landlord or Tenant, as applicable, free and clear of all mechanic's, materialman's or other liens (subject, in the case of any such Work performed by Tenant, to Landlord's obligation to fund the cost of such Work in accordance with Sections 5.2 and 5.3.

                                    ARTICLE 6

                              INTENTIONALLY OMITTED

                                    ARTICLE 7

                                      LIENS

     Subject to the provisions of Article 8 relating to permitted contests, Tenant will not directly or indirectly create and will promptly discharge any lien, encumbrance, attachment, title retention agreement or claim upon the Leased Property, or any part thereof or upon Tenant's leasehold estate hereunder, that arises from the use or occupancy of the Leased Property by Tenant or, subject to Landlord's funding of Approved Capital Expenditures pursuant to Section 5.2, by reason of any labor, service or material furnished or claimed to have been furnished to or for the benefit of Tenant or by reason of any construction or repairs by or at the direction of Tenant of all or any part of the Leased Improvements. Nothing herein shall obligate Tenant to discharge (a) restrictions, liens and other encumbrances which are consented to in writing by Landlord, (b) liens for those taxes of Landlord which Tenant is not required to pay hereunder, (c) liens for Impositions or for sums resulting from noncompliance with Legal Requirements so long as (1) the same are not yet payable or are payable without the addition of any fine or penalty or (2) such liens are in the process of being contested as permitted by Article 8, (d) liens of mechanics, laborers, materialmen, suppliers or vendors engaged by Tenant for sums either disputed or not yet due, provided that (1) the payment of such sums shall not be postponed for more than sixty (60) days after the completion of the action giving rise to such lien and such reserve or other appropriate provisions as shall be required by law or GAAP shall have been made therefor or (2) any such liens are in the process of being contested as permitted by Article 8, (e) liens of mechanics, laborers, materialmen, suppliers or vendors engaged by Landlord, and (f) any liens which are the responsibility of Landlord pursuant to the provisions of Article 15 of this Lease. Unless otherwise expressly provided herein, Tenant shall not mortgage or grant any interest in, or otherwise assign, any part of the Tenant's rights and interests in this Lease, the Leased Property or any permits, licenses, or any other approvals required to operate the Leased

Property during the Term without the prior written consent of the Landlord, which may be withheld at Landlord's sole discretion.

                                    ARTICLE 8

                               PERMITTED CONTESTS

     Tenant shall have the right to contest the amount or validity of any Imposition, Legal Requirement, Insurance Requirement, lien, attachment, levy, encumbrance, charge or claim (collectively, "Claims") as to the Leased Property, by appropriate legal proceedings conducted in good faith and with due diligence, provided that (a) Tenant shall give Landlord prior written notice of each such contest, (b) the foregoing shall in no way be construed as relieving, modifying or extending Tenant's obligation to pay any Claims which are Tenant's obligations as finally determined, (c) such contest shall be permitted under any Project Mortgage encumbering the affected Property, and any conditions or requirements of any applicable Project Mortgagee shall be satisfied, (d) no part of the Leased Property nor any Rent therefrom shall be in any immediate danger of sale, forfeiture, attachment or loss, and (e) Tenant shall indemnify and hold harmless Landlord from and against any cost, claim, damage, penalty or reasonable expense, including reasonable attorneys' fees, incurred by Landlord in connection therewith or as a result of Tenant's exercise of its rights under this Article 8. Any compromise or settlement of any such contest shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, delayed or conditioned. Landlord agrees to join in any such proceedings if required legally to prosecute such contest, provided that Landlord shall not thereby be subjected to any liability therefor (including, without limitation, for the payment of any costs or expenses in connection therewith) unless Tenant agrees, by agreement in form and substance reasonably satisfactory to Landlord, to assume and indemnify Landlord with respect to the same. Tenant shall be entitled to any refund of any Claims and such charges and penalties or interest thereon which have been paid by Tenant or paid by Landlord to the extent that Landlord has been fully reimbursed by Tenant. If Tenant shall fail (x) to pay or cause to be paid any Claims which are Tenant's obligation when finally determined, (y) to provide reasonable security therefor, or (z) to prosecute or cause to be prosecuted any such contest diligently and in good faith, Landlord may, upon reasonable notice to Tenant (which notice shall not be required if Landlord shall reasonably determine that the same is not practicable), pay such charges, together with interest and penalties due with respect thereto, and Tenant shall reimburse Landlord therefore, upon demand, as Additional Charges.

                                    ARTICLE 9

                                    INSURANCE

     9.1 GENERAL INSURANCE REQUIREMENTS. During the Term, Tenant shall at all times keep the Leased Property insured against loss or damage from such causes as are customarily insured against by prudent owners of similar facilities, including the insurance described below. All insurance shall be written by insurance companies (i) that have a claims paying ability rating by Standard & Poor's Rating Services of not less than "BBB," by Moody's Investors Services, Inc. of not less than "BA3," and by Fitch, Inc. of not less than "AA," an A.M. Best Company, Inc. rating of not less than A- and a financial size category of not less than X, or such higher ratings as may be required by any Project Mortgagee, including Existing Lender with respect to the Properties which are subject to the Existing Mortgage Loan, and
(ii) authorized, licensed and qualified to do insurance business in the state in which the insured Property is located. All liability policies must name Landlord and its directors, officers, members, partners, employees, agents (and any other entities as Landlord may deem necessary) as an additional insured and losses under any property insurance policy shall be payable to Landlord and/or Tenant as provided in Article 10. Each insurance policy required hereunder must (i) provide primary insurance without right of contribution from any other insurance carried by Landlord, (ii) contain an express waiver by the insurer of any right of subrogation, setoff or counterclaim against any insured party thereunder including Landlord, (iii) permit Landlord to pay premiums at Landlord's discretion, and (iv) as respects any third party liability claim brought against Landlord, obligate the insurer to defend Landlord as an additional insured thereunder. In addition, the policies of property insurance shall name any Project Mortgagee as a mortgagee and loss payee, as its interest may appear, and shall contain a standard "non-contributory mortgagee" endorsement or its equivalent. Evidence of insurance shall be provided to Landlord and, if requested, to any Project Mortgagee(s). If any provision of any Project Mortgage which constitutes a first lien on the Leased Property requires deposits of insurance premiums to be made with such Project Mortgagee, Tenant shall either pay to Landlord monthly the amounts required and Landlord shall transfer such amounts to such Project Mortgagee or, pursuant to written direction by Landlord, Tenant shall make such deposits directly with such Project Mortgagee, as described in Section 3.6 hereof. The policies on the Leased Property shall insure against the following risks:

          (a) All Risk or Special Form Property insurance against loss or damage to buildings and improvements, including but not limited to, perils of fire, lightning, water, wind, theft, vandalism and malicious mischief, plate glass breakage, and perils typically provided under an Extended Coverage Endorsement and other forms of broadened risk perils, and insured on a "replacement cost" value basis to the extent of the full replacement value of the Leased Improvements located on each Leased Property. The policy shall include coverage for subsidence (not including "man-made subsidence), building ordinance and law (including demolition costs and increased cost of construction coverage), and "acts of terrorism" as defined in the Terrorism Risk Insurance Act of 2002. Such policy shall be in an amount not less than necessary to comply with any coinsurance percentage stipulated in the policy, but not less than 100% of the Full Replacement Cost of all Leased Improvements within the Leased Property (without any deduction for depreciation) unless otherwise approved by Landlord (such approval not to be unreasonably withheld) and any applicable Project Mortgagee. The deductible amount under such policy shall be borne by the Tenant as an Operating Expense in the event of a loss and the deductible must not exceed Twenty Five Thousand and 00/100 Dollars ($25,000.00) per occurrence. Further, in the event of a loss, Tenant shall abide by all provisions of the insurance contract, including proper and timely notice of the loss to the insurer, and Tenant further agrees that it will notify Landlord of any loss in the amount of Fifty Thousand and 00/100 Dollars ($50,000.00) or greater and that no claim at or in excess of Two Hundred Thousand and 00/100 Dollars ($200,000.00) thereunder shall be settled without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed by Landlord.

          (b) Broad form boiler and machinery insurance in an amount equal to the full replacement cost of the Leased Improvements at each individual Property (without any deduction for depreciation) in which the boiler or similar vessel is located, and including coverage against loss or damage from (1) leakage or sprinkler systems and (2) damage, breakdown or explosion of steam boilers, electrical machinery and equipment, air conditioning, refrigeration, pressure vessels or similar apparatus and mechanical objects now or hereafter installed at the Properties.

          (c) If an individual Property is located in an area prone to geological phenomena, including, but not limited to, sinkholes, mine subsidence, tidal waves or earthquakes, insurance for such individual Property covering such risks in an amount not less than 100% of the Full Replacement Cost of the Leased Improvements at such individual Property without any deduction for depreciation, or such other amount as is approved by Landlord (such approval not to be unreasonably withheld) and any applicable Project Mortgagee, with a maximum permissible deductible of $25,000, or such other amount as is approved by Landlord from time to time.

          (d) Flood insurance for any individual Property which is located, in whole or in part, in an area now or hereafter designated as "flood prone" or a "special flood hazard area" (as defined under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994 (as each may be amended, or any successor law, collectively, the "Flood Insurance Acts")). Such policy shall be in an amount equal to 100% of the Full Replacement Cost of the Leased Improvements at such individual Property, or such other amount as is approved by Landlord (such approval not to be unreasonably withheld) and any applicable Project Mortgagee from time to time, and shall have a maximum permissible deductible equal to an amount customarily required by institutional lenders for similar properties in the general vicinity of such individual Property, but in no event in excess of $5,000, or such other amount as is approved by Landlord (such approval not to be unreasonably withheld) and any applicable Project Mortgagee from time to time.

          (e) Business interruption or rent loss insurance in an amount equal to the gross income or rentals from the Leased Property for an indemnity period of eighteen (18) months, such amount being adjusted annually.

          (f) During any period of reconstruction, renovation or alteration of any of the Properties, a complete value, "All Risks" Builders Risk form or "Course of Construction" insurance policy in non-reporting form and in an amount reasonably satisfactory to Landlord.

          (g) Worker's compensation insurance covering all persons employed by Tenant at the Leased Property with statutory limits and otherwise with limits of and provisions in accordance with the requirements of applicable local, state and federal law, and employer's liability insurance with maximum limits of One Million and 00/100 Dollars ($1,000,000.00) per accident or disease.

          (h) Automobile and vehicle liability insurance coverage for all owned, non-owned, leased or hired automobiles and vehicles in a primary limit of One Million and 00/100 Dollars ($1,000,000.00) per occurrence for bodily injury and an annual aggregate policy limit of One Million and 00/100 Dollars ($1,000,000.00) per Project.

          (i) Commercial General Liability in a primary amount of at least One Million and 00/100 Dollars ($1,000,000.00) per occurrence, bodily injury and property damage combined, and Two Million and 00/100 Dollars ($2,000,000.00) general aggregate per Project, with a deductible or self-insurance retention no greater than Twenty Five Thousand and 00/100 Dollars ($25,000.00). This coverage shall also include blanket contractual liability, including Tenant's indemnification as set forth in this Lease, and products/completed operations liability coverage for a period of at least two (2) years after termination of this Lease.

          (j) Umbrella liability insurance in the minimum amount of Twenty Five Million and 00/100 Dollars ($25,000,000.00) for each occurrence and aggregate combined single limit for all liability.

          (k) Such other insurance and endorsements, if any, with respect to the Leased Property and the operation thereof as Landlord may reasonably require from time to time, provided same are customarily required by institutional owners of similar properties in the general vicinity of the Properties, or which are otherwise required by any applicable Project Mortgagee.

The term "Full Replacement Cost" as used herein, shall mean the actual replacement cost of the subject Property, including an increased cost of construction endorsement, less exclusions provided in the standard form of special form insurance policy. In the event either Landlord or Tenant believes that the Full Replacement Cost for any Project has increased or decreased at any time during the Term, it shall have the right to have such Full Replacement Cost re-determined by an independent accredited appraiser approved by the other party, which approval shall not be unreasonably withheld or delayed, hereinafter referred to as the "impartial appraiser." The party desiring to have the Full Replacement Cost so re-determined shall forthwith, on receipt of such determination by such impartial appraiser, give written notice thereof to the other party hereto. The determination of such impartial appraiser shall be final and binding on the parties hereto, and Tenant shall forthwith increase, or may decrease, the amount of the insurance carried pursuant to this Article 9, as the case may be, to the amount so determined by the impartial appraiser. Tenant shall pay the fee, if any, of the impartial appraiser.

Notwithstanding anything to the contrary hereinabove provided, except as otherwise required by any applicable Project Mortgagee(s), Tenant's obligation to maintain the coverages, limits, and deductibles described in this Section 9.1 and in Section 9.4 below shall be subject to the availability of such coverages, limits, and deductibles for similar kinds of properties in the general vicinity of the Properties at commercially reasonable premiums. Subject to the consent of any applicable Project Mortgagee(s), to the extent that the coverages, limits and deductibles specified hereinabove and in Section 9.4 are not available at commercially reasonable premiums for similar types of properties in the locations of the Properties, Landlord and Tenant shall endeavor to agree upon the proper and reasonable coverages, limits, and deductibles to be maintained, based upon the insurance programs typically required by institutional investors and permanent lenders for similar types of properties in the vicinity of the Properties. If the parties shall be unable to agree thereon, the proper and reasonable coverages, limits and deductibles shall be determined by reference to such standard by arbitration pursuant to the provisions of
Article 24 below.

     9.2 ADDITIONAL INSURANCE. In addition to the insurance described above, Tenant shall maintain such additional insurance as may be required from time to time by any Project Mortgagee.

     9.3 WAIVER OF SUBROGATION. Anything in this Lease to the contrary notwithstanding, Tenant hereby releases and waives unto Landlord (including all partners, members, managers, stockholders, officers, directors, employees and agents thereof), its successors, and assigns, and Landlord hereby releases and waives unto Tenant (including all partners, members, managers, stockholders, officers, directors, employees and agents thereof), its successors and assigns, all rights to claim damages for any injury, loss, cost or damage to persons or to the Leased Property or any other casualty, as long as the amount of such injury, loss, cost or damage has been paid either to Landlord, Tenant, or any other person, firm or corporation, under the terms of any property, commercial general liability, or other policy of insurance, to the extent such releases or waivers are permitted under applicable law. As respects all policies of insurance carried or maintained pursuant to this Lease and to the extent permitted under such policies, Landlord and Tenant each waive the insurance carriers' rights of subrogation.

     9.4 FORM OF INSURANCE. All of the policies of insurance referred to in this
Article 9 shall be written in form satisfactory to Landlord and by insurance companies satisfactory to Landlord. Tenant shall pay all of the premiums therefor, and shall deliver such original policies, or a certified copy thereof (which is certified in writing by a duly authorized agent for the insurance company as a "true and certified" copy of the policy) to Landlord effective with the Commencement Date and furnished annually thereafter (and, with respect to any renewal policy, evidence of such renewal prior to the expiration of the existing policy) and in the event of the failure of Tenant either to obtain such insurance in the names herein called for or to pay the premiums therefor, or to deliver such policies or certified copies of such policies to Landlord at the times required, Landlord shall be entitled, but shall have no obligation, to obtain such insurance and pay the premiums therefor, which premiums shall be repayable to Landlord upon written demand therefor, as Additional Charges, together with a late charge at the Overdue Rate from the date such payment is made until the date repaid. All insurance policies and renewals thereof (i) shall provide for a term of not less than one year, (ii) shall provide for claims to be made on an occurrence basis, and (iii) shall contain a statement of values to be updated annually (if the amount of coverage under such policy is based upon the replacement cost of any applicable individual Property). All property damage insurance policies (except for flood and earthquake policies) must automatically reinstate after each loss. Each insurer mentioned in this
Article 9 shall agree, by endorsement on the policy or policies issued by it, or by independent instrument furnished to Landlord, that it will give to Landlord thirty (30) days' prior written notice at Landlord's Notice Address before the policy or policies in question shall be altered, allowed to expire or canceled. The parties hereto agree that all insurance policies, endorsements and certificates which provide that the insurer will "endeavor to" give notice before same may be altered, allowed to expire or canceled will not be acceptable to Landlord. Notwithstanding anything contained herein to the contrary, all policies of insurance required to be obtained by Tenant hereunder shall provide (i) that such policies will not lapse, terminate, be canceled, or be amended or modified to reduce limits or coverage terms unless and until Landlord has received not less than thirty (30) days' prior written notice at Landlord's Notice Address, and (ii) that in the event of cancellation due to non-payment of premium, the insurer will provide not less than ten (10) days' prior written notice to Landlord at Landlord's Notice Address.

     9.5 INCREASE IN LIMITS. In the event that Landlord shall at any time deem the limits of the personal injury, property damage or general public liability insurance then carried to be insufficient, the parties shall endeavor to agree on the proper and reasonable limits for such insurance to be carried, based upon limits typically required by institutional investors and permanent lenders for similar properties in the general vicinity of the Properties, and such insurance shall thereafter be carried by Tenant with the limits thus agreed on until further change pursuant to the provisions of this Article 9. If the parties shall be unable to agree thereon, the proper and reasonable limits for such insurance to be carried shall be determined by an impartial third party selected by the parties, and any limits of coverage in excess of such amounts shall be at the sole cost and expense of Landlord. Notwithstanding anything to the contrary hereinabove provided, Tenant shall at all times maintain such limits of coverage as may be required by any applicable Project Mortgages, the costs of which shall be treated as an Operating Expense.

     9.6 NO SEPARATE INSURANCE. Tenant shall not, on Tenant's own initiative or pursuant to the request or requirement of any third party, take out separate insurance concurrent in form or contributing in the event of loss with that required in this Article 9 to be furnished by, or which may reasonably be required to be furnished by, Tenant, or increase the amounts of any then existing insurance by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Landlord and all Project Mortgagees, are included therein as additional insureds and the loss is payable under said insurance in the same manner as losses are required to be payable under this Lease. Tenant shall immediately notify Landlord of the taking out of any such separate insurance or of the increasing of any of the amounts of the then existing insurance by securing an additional policy or additional policies.

                                   ARTICLE 10

                                    CASUALTY

     10.1 INSURANCE PROCEEDS. All proceeds payable by reason of any loss or damage to the Leased Property or any portion thereof and insured under any policy of insurance required by Article 9 (other than the proceeds of any business interruption or rent loss insurance, which shall be payable to Tenant) shall be paid directly to Landlord (subject to the provisions of Section 10.2) and all loss adjustments with respect to losses under such policies shall require the prior written consent of Landlord; provided, however, that so long as no Event of Default shall have occurred and be continuing, all such proceeds less than or equal to Two Hundred Thousand and 00/100 Dollars ($200,000), calculated on a Project-by-Project basis, shall be paid directly to Tenant and such losses may be adjusted without Landlord's consent. If Tenant is required to reconstruct or repair such Property as provided herein, such proceeds shall be paid out by Landlord from time to time for the reasonable costs of such reconstruction or repair, subject to and in accordance with the provisions of Section 10.3. Any excess proceeds of insurance remaining after the completion of the restoration or reconstruction of the Leased Property shall be gross rentals under this Lease. All salvage resulting from any risk covered by insurance also shall be treated as gross rentals under this Lease, provided any rights to same have been waived by the insurer.

     10.2 DAMAGE OR DESTRUCTION.

          10.2.1 Damage or Destruction of Leased Property. If, during the Term, any Project shall be totally or partially destroyed and (i) is thereby rendered Unsuitable for its Permitted Use, and (ii) in Tenant's reasonable estimate, based on the evaluation of an independent architect engaged by Landlord to evaluate such damage, cannot reasonably be expected to be restored to substantially the same condition as existed immediately before such damage or destruction within twelve (12) months following such damage or destruction, then in such event Tenant may, by the giving of Notice thereof to the Landlord, terminate this Agreement with respect to such Property, in which event this Agreement shall terminate with respect to the affected Property, Landlord shall be entitled to retain the insurance proceeds payable on account of such damage, and Tenant shall pay to Landlord on demand as an Operating Expense the amount of any deductible in connection therewith; and Tenant shall thereafter have no obligation to pay the Base Rent allocable to such Property, as determined in accordance with Section 3.3(c) hereof, for periods arising after the effective date of such termination, and the Additional Rent Base shall be adjusted in accordance with Section 3.4(b).

          10.2.2 Partial Damage or Destruction. If, during the Term, any Project shall be totally or partially destroyed but such Project is not rendered Unsuitable for its Permitted Use, or, if rendered Unsuitable for its Intended Use, nevertheless in the opinion of the independent architect engaged by Landlord to evaluate such damage reasonably can be expected to be restored to the same condition as existed immediately before such damage or destruction within twelve (12) months following such damage or destruction, Tenant or, if Landlord so elects, Landlord shall promptly restore such Property as provided in
Section 10.3 unless this Agreement is terminated as to such Property as provided in Section 10.2.3. Landlord shall be responsible for obtaining approval of any such restoration from any Project Mortgagee and for coordinating the disbursement of funds therefore from such Project Mortgagee.

          10.2.3 Insufficient Insurance Proceeds. If this Lease is not otherwise terminated pursuant to this Article 10 and the cost of the repair or restoration of any Property exceeds the amount of insurance proceeds received by Landlord and Tenant from the insurance required under Article 9 plus the amount of any deductible in connection therewith, Tenant shall give Landlord Notice thereof which notice shall set forth in reasonable detail the nature of such deficiency and whether Tenant shall pay and assume the amount of such deficiency (Tenant having no obligation to do so). In the event Tenant shall elect not to pay and assume the amount of such deficiency, Landlord shall have the right (but not the obligation), exercisable at Landlord's sole election by Notice to Tenant, given within sixty (60) days after Tenant's notice of the deficiency, to elect to make available for application to the cost of repair or restoration the amount of such deficiency. In the event that neither Landlord nor Tenant shall elect to make such deficiency available for restoration, either Landlord or Tenant may terminate this Agreement with respect to the affected Property by Notice to the other, whereupon this

Agreement shall terminate with respect to the affected Property as provided in
Section 10.2.1, the Base Rent shall be reduced in accordance with Section 3.3(c) hereof as of the effective date of such termination by the affected Property's allocable share of such Base Rent, and the Additional Rent Base shall be adjusted in accordance with Section 3.4(b).

     10.3 DISBURSEMENT OF PROCEEDS. In the event Tenant is required to restore any Project pursuant to Section 10.2, Tenant shall commence promptly and continue diligently to perform the repair and restoration of such Project (hereinafter called the "Work") in a good and workmanlike manner, so as to restore such Project in compliance with all Legal Requirements and so that such Project shall be, to the extent practicable, substantially equivalent in value and general utility to its general utility and value immediately prior to such damage or destruction. Subject to the terms hereof, Landlord shall advance the insurance proceeds and any additional amounts payable by Landlord pursuant to
Section 10.2.3 to Tenant regularly during the repair and restoration period so as to permit payment for the cost of any such restoration and repair. Any such advances shall be made not more than monthly within ten (10) Business Days after Tenant submits to Landlord a written requisition and substantiation therefore on AIA Forms G702 and G703 (or on such other form or forms as may be reasonably acceptable to Landlord). Landlord may, at its option, condition advancement of said insurance proceeds and other amounts on (i) the absence of any Event of Default, (ii) its approval of plans and specifications of an architect satisfactory to Landlord (which approval shall not be unreasonably withheld, delayed or conditioned), (iii) general contractors' estimates, (iv) architect's certificates, (v) unconditional lien waivers of general contractors, if available, (vi) evidence of approval by all Governmental Authorities and other regulatory bodies whose approval is required, and (vii) such other certificates as Landlord may, from time to time, reasonably require, and (viii) such other terms and conditions as the Project Mortgagee of such Project may require. In the event Landlord elects to require Tenant to restore any Project pursuant to
Section 10.2 rather than perform such restoration itself, Tenant shall be entitled to receive a reasonable construction supervision fee for Tenant's services in connection with such restoration. In the event Landlord elects to perform or be responsible for the performance of any such restoration, Landlord
(i) shall perform such Work in a good and workmanlike manner, in accordance with all applicable Legal Requirements, (ii) shall coordinate the scheduling of such Work with Tenant, (iii) shall use its best efforts to minimize any interference with Tenant's operations at such Property in the performance of such work, and
(iv) shall indemnify Tenant from any and all actions, claims, costs, and expenses, including personal injury and property damage, resulting from the negligent actions of Landlord, its agents, contractors, or employees, as well as Landlord's failure to perform such Work in accordance with the requirements of
(i) and (iii) above.

          Landlord's obligation to disburse insurance proceeds under this
Article 10 shall be subject to the release of such proceeds to Landlord by any Project Mortgagee. If any Project Mortgagee shall be unwilling to disburse insurance proceeds in accordance with the terms of this Agreement, Tenant shall have the right, by the giving of Notice thereof to Landlord within ten (10) Business Days after Tenant learns of such unwillingness, to treat such Project as rendered Unsuitable for its Permitted Use for purposes of Section 10.2.1. Tenant's obligation to restore the applicable Property pursuant to this Article 10 shall be subject to the release of available insurance proceeds by the applicable Project Mortgagee to Landlord or directly to Tenant, and, in the event such proceeds are insufficient, Landlord electing to make such deficiency available therefor (and disbursement of such deficiency).

     10.4 NO ABATEMENT OF RENT. Unless terminated by either party pursuant to this Article 10 (and then only with respect to the affected Property), this Agreement shall remain in full force and effect and Tenant's obligation to make all payments of Rent and to pay all other charges as and when required under this Agreement shall remain unabated during the Term notwithstanding any damage involving any Property, provided that (i) Landlord shall credit against such payments any amounts paid to Landlord as a consequence of such damage under any business interruption insurance obtained by Tenant hereunder, and (ii) in the event that the Net Operating Income of the affected Property is insufficient to pay the full Base Rent allocable to such Property because of such damage, the period for payment of the Base Rent allocated to such Property, or an equitable portion thereof, shall be extended until such time as the proceeds of Tenant's business interruption or rent loss insurance are disbursed to Tenant or Landlord. The provisions of this Article 10 shall be considered an express agreement governing any cause of damage or destruction to any Property and, to the maximum extent permitted by law, no local or state statute, laws, rules, regulation or ordinance in effect during the Term which provide for such a contingency shall have any application in such case.

     10.5 DAMAGE NEAR END OF TERM. Notwithstanding any provisions of Sections
10.2 or 10.3 to the contrary, if damage to or destruction of any Project occurs during the last twelve (12) months of the Term (including any exercised Extension Terms), and if such damage or destruction cannot reasonably be expected to be fully repaired and restored prior to the date that is six (6) months prior to the end of such Term, either party shall have the right to terminate this Lease with respect to the affected Property by giving Notice to the other within thirty (30) days after the date of damage or destruction, in which event Landlord shall be entitled to retain the insurance proceeds and Tenant shall pay to Landlord on demand as an Operating Expense the amount of any deductible in connection therewith, and Tenant thereafter shall have no obligation to pay the Base Rent allocable to such Property, as determined in accordance with Section 3.3(c) hereof, for the period after the effective date of such termination; provided, however, that if Tenant subsequently exercises an available option to extend the Term of this Lease, any prior termination election by either Landlord or Tenant shall be superseded, the affected Property shall be reinstated as a part of the Leased Property as of the date of exercise of Tenant's Extension Option (with Rent allocable to such Property to recommence as of such date), and the affected Property shall be restored in accordance with
Section 10.2.2.

     10.6 WAIVER. Tenant hereby waives any statutory or common law rights of termination which may arise by reason of any damage or destruction of any Property or any portion thereof.

                                   ARTICLE 11

                                  CONDEMNATION

     11.1 DEFINITIONS.

          (a) "Condemnation" means (i) the exercise of any governmental power of eminent domain, whether by legal proceedings or otherwise, by a Condemnor or (ii) a voluntary sale or transfer by Landlord to any Condemnor, either under threat of Condemnation or while legal proceedings for Condemnation are pending.

          (b) "Date of Taking" means the date the Condemnor has the right to possession of the property being condemned.

          (c) "Award" means all compensation, sums or anything of value awarded, paid or received on a total or partial Condemnation of the Leased Property (after deduction of all reasonable legal fees and other costs and expenses, including, without limitation, expert witness fees, incurred by Landlord in connection with obtaining any such award).

          (d) "Condemnor" means any public or quasi-public authority, or private corporation or individual, having the power of Condemnation.

     11.2 TOTAL CONDEMNATION, ETC. If either (i) the whole of any Property shall be taken by Condemnation or (ii) a Condemnation of less than the whole of any Property renders such Property Unsuitable for its Permitted Use, this Agreement shall terminate with respect to such Property, Tenant and Landlord shall seek the Award for their interests in the applicable Property as provided in Section
11.6 and, as of the effective date that the Property is Unsuitable for its Permitted Use or the Date of Taking, whichever is first to occur, Base Rent payable hereunder shall be reduced by such Property's allocable share thereof in accordance with Section 3.3(c) hereof, and the Additional Rent Base shall be adjusted in accordance with Section 3.4(b).

     11.3 PARTIAL CONDEMNATION. In the event of a Condemnation of less than the whole of any Property such that such Property is still suitable for its Permitted Use, Tenant or, if Landlord so elects, Landlord shall, to the extent of the Award actually received by Landlord and/or Tenant and any additional amounts disbursed by Landlord as hereinafter provided, commence promptly and continue diligently to restore the untaken portion of the Leased Improvements so that such Leased Improvements shall constitute a complete architectural unit of the same general character and condition (as nearly as may be possible under the circumstances) as the Leased Improvements existing immediately prior to such Condemnation, in full compliance with all Legal Requirements, subject to the provisions of this Section 11.3. If Tenant is responsible for restoring the Leased Improvements and the cost of the repair or restoration of such Property exceeds the amount of the Award, Tenant shall give Landlord Notice thereof which notice shall set forth in reasonable detail the nature of such deficiency and whether Tenant shall pay and assume the amount of such deficiency (Tenant having no obligation to do so, except that if Tenant shall elect to make such funds available, the same shall become an irrevocable obligation of Tenant pursuant to this Agreement). In the event Tenant shall elect not to pay and assume the amount of such deficiency, Landlord shall have the right (but not the obligation), exercisable at Landlord's sole election by Notice to Tenant given within sixty (60) days after Tenant's Notice of the deficiency, to elect to make available for application to the cost of repair or restoration the amount of such deficiency. In the event that neither Landlord nor Tenant shall elect to make such deficiency available for restoration, either Landlord or Tenant may terminate this Agreement with respect to the affected Property, whereupon Tenant and Landlord shall be entitled to seek the Award for their interests in the applicable Property as provided in Section 11.6 and Tenant shall have no obligation to pay Base Rent allocable to such Property, as determined with Sections 3.3(c) hereof, and the Additional Rent Base shall be adjusted in accordance with Section 3.4(b) hereof, for periods arising after the earlier of the Date of Taking or the date that the Property is Unsuitable for its Permitted Use.

     Subject to the terms hereof, Landlord shall contribute to the cost of restoration that part of the Award necessary to complete such repair or restoration, together with severance and other damages awarded for the taken Leased Improvements and any deficiency Landlord has agreed to disburse, to Tenant regularly during the restoration period so as to permit payment for the cost of such repair or restoration. Landlord may, at its option, condition advancement of such Award and other amounts on (i) the absence of any Event of Default, (ii) its approval of plans and specifications of an architect satisfactory to Landlord (which approval shall not be unreasonably withheld or delayed), (iii) general contractors' estimates, (iv) architect's certificates,
(v) unconditional lien waivers of general contractors, if available, (vi) evidence of approval by all Governmental Authorities and other regulatory bodies whose approval is required, (vii) such other certificates as Landlord may, from time to time, reasonably require, and (viii) such other terms and conditions as the Project Mortgagee may require. In the event Landlord elects to require Tenant to restore any Project pursuant to this Section 11.3 rather than perform such restoration itself, Tenant shall be entitled to receive a reasonable construction supervision fee in connection with Tenant's services. In the event Landlord elects to perform or be responsible for the performance of any such restoration, Landlord (i) shall perform such Work in a good and workmanlike manner, in accordance with all applicable Legal Requirements, (ii) shall coordinate the scheduling of such work with Tenant, (iii) shall use its best efforts to minimize any interference with Tenant's operations at such Property in the performance of such work, and (iv) shall indemnify Tenant from any and all actions, claims, costs, and expenses, including personal injury and property damage, resulting from the negligent actions of Landlord, its agents, contractors, or employees, as well as from Landlord's failure to perform such Work in accordance with the requirements of (i) and (iii) above. Landlord's obligation under this Section 11.3 to disburse the Award and such other amounts shall be subject to (x) the collection thereof by Landlord and (y) the release of such Award by the applicable Project Mortgagee. If any Project Mortgagee shall be unwilling to disburse Award proceeds in accordance with the terms of this Agreement, Tenant shall have the right, by the giving of Notice thereof to Landlord within ten (10) Business Days after Tenant learns of such unwillingness, to treat such Property as rendered Unsuitable for its Permitted Use for purposes of Section 11.2. Tenant's obligation to restore the Leased Property shall be subject to the release of the Award by the applicable Project Mortgagee to Landlord or directly to Tenant.

     11.4 ABATEMENT OF RENT. Unless terminated by either party pursuant to this Article (and then only with respect to the affected Property), this Agreement shall remain in full force and effect, provided that from and after the earlier of the Date of Taking or the date that the Property is rendered Unsuitable for its Permitted Use, Base Rent allocable to the affected Property and the Additional Rent Base shall be equitably reduced taking into account all of the relevant factors and circumstances.

     11.5 TEMPORARY CONDEMNATION. In the event of any temporary Condemnation of any Property or Tenant's interest therein, this Agreement shall continue in full force and effect and Tenant shall continue to pay, in the manner and on the terms herein specified, the full amount of Rent, and the entire amount of any Award made for such temporary Condemnation allocable to the Term shall be paid to Tenant. Tenant or, if Landlord so elects, Landlord shall, promptly upon the termination of any such period of temporary Condemnation, restore such Property to the condition that existed immediately prior to such Condemnation, in full compliance with all Legal Requirements, unless such period of temporary Condemnation shall extend beyond the expiration of the Term, in which event Tenant shall not be required to make such restoration. If Tenant is required to so restore the Property, Tenant shall be entitled to receive a reasonable construction supervision fee in connection with Tenant's services. In the event Landlord elects to perform or be responsible for the performance of any such restoration, Landlord (i) shall perform such work in a good and workmanlike manner, in accordance with all applicable Legal Requirements, (ii) shall coordinate the scheduling of such work with Tenant,
(iii) shall use its best efforts to minimize any interference with Tenant's operations at such Property in the performance of such work, and (iv) shall indemnify Tenant from any and all actions, claims, costs, and expenses, including personal injury and property damage, resulting from the negligent actions of Landlord, its agents, contractors, or employees, as well as from Landlord's failure to perform such work in accordance with the requirements of
(i) and (iii) above. For purposes of this Section 11.5, a Condemnation shall be deemed to be temporary if the period of such Condemnation is not expected to, and does not, exceed twelve (12) months.

     11.6 ALLOCATION OF AWARD. Except as provided in Section 11.5 and the second sentence of this Section 11.6, the total Award shall be solely the property of and payable to Landlord. Any portion of the Award made for the taking of Tenant's leasehold interest in any Property or loss of business during the remainder of the Term shall be the sole property of and payable to Tenant (subject to the provisions of Section 11.3). In any Condemnation proceedings, Landlord and Tenant shall each seek its own Award in conformity herewith, at its own expense. Landlord shall be responsible for obtaining approval of any restoration work from any Project Mortgagee and for coordinating the disbursement of funds therefor from such Project Mortgagee.

                                   ARTICLE 12

                                     DEFAULT

     12.1 EVENTS OF DEFAULT. The occurrence of any one or more of the following events (individually, an "Event of Default") shall constitute Events of Default hereunder:

          (a) if Tenant shall fail to make a payment of Rent or any other monetary payment due and payable by Tenant under this Lease when the same becomes due and payable and such failure shall continue without cure for a period of five (5) days after receipt of Notice of non-payment from Landlord; provided, however, Landlord shall not be required to give Notice of such failure more than twice in any calendar year; or

          (b) if Tenant shall fail to maintain the insurance coverages required under Article 9 and such failure shall continue for ten (10) Business Days after written Notice thereof (provided Tenant shall reimburse Landlord, at its own expense and not as an Operating Expense, for the cost of any insurance obtained by Landlord during such period in excess of the cost of the insurance obtained by Tenant); or

          (c) if Tenant shall fail to observe or perform any other term, covenant or condition of this Lease and such failure is not cured by Tenant within a period of thirty (30) days after receipt by Tenant of written Notice thereof from Landlord, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed to continue if Tenant proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof within ninety (90) days after receipt by Tenant of Landlord's written Notice of default, or

          (d) if Tenant shall:

               (i) admit in writing its inability to pay its debts generally as they become due,

               (ii) file a petition in bankruptcy or a petition to take advantage of any insolvency act,

               (iii) make an assignment for the benefit of its creditors,

               (iv) consent to the appointment of a receiver of itself or of the whole or any substantial part of its property, or

               (v) file a petition or answer seeking reorganization or arrangement under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, or

               (vi) be declared insolvent according to any law; or assignment of Tenant's property is made for the benefit of creditors; or

          (e) if a receiver or trustee is appointed for Tenant or its property; or the interest of Tenant under this Lease in any Property or any part thereof is levied on or attached under execution or other legal process; or any petition is filed by or against Tenant to declare Tenant bankrupt or insolvent, or seeking liquidation, reorganization, arrangement, adjustment, or composition of Tenant's debts under any laws relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian, or other similar official for Tenant or for any substantial part of the property of Tenant (provided that no such levy, execution, legal process or petition filed against Tenant shall constitute an Event of Default if Tenant shall contest the same by appropriate proceedings and shall remove or vacate the same within a reasonable time from the date of its creation, service or filing); or

          (f) if Tenant shall be liquidated or dissolved, or shall begin proceedings toward such liquidation or dissolution; or

          (g) if any of the representations or warranties made by Tenant under or in connection with this Lease or in any document or certificate delivered in connection herewith prove to have been false or misleading in any material respect on the date made or deemed made to the material adverse detriment of Landlord, and such adverse effect, to the extent same is capable of being cured or corrected, is not so cured or corrected within thirty (30) days after Notice from Landlord; or

          (h) the assignment, mortgage, pledge, hypothecation, or other transfer of this Lease or any interest of Tenant in the Leased Property in violation of the terms of Article 13 of this Lease; or

          (i) the failure of Tenant to provide the financial reports due under
     Section 14.3 hereof and such failure shall continue for ten (10) Business Days after written Notice thereof from Landlord; or

          (j) the failure of Tenant to restore any amount drawn by Landlord on the Letter of Credit or the Cash Collateral within ten (10) Business Days after Tenant's receipt of notice of a draw thereon by Landlord pursuant to
     Section 3.9(i) hereof.

     12.2 REMEDIES. If an Event of Default shall have occurred, Landlord shall have the right at its election, then or at any time thereafter until such Event of Default is cured or waived, to pursue any one or more of the following remedies, in addition to any remedies which may be permitted by law, in equity or by other provisions of this Lease, without further Notice or demand:

          (a) Landlord, with or without terminating this Lease and without waiving or releasing any obligation or Event of Default, may (but shall be under no obligation to) at any time thereafter make any payment or perform any act required to be made or performed under this Lease by Tenant for the account and at the expense of Tenant, and, to the extent permitted by law, may enter upon the Leased Property for such purpose and take all such action thereon as, in Landlord's opinion, may be necessary or appropriate therefor. No such entry shall be deemed an eviction of Tenant. All sums so paid by Landlord and all costs and expenses (including, without limitation, reasonable attorneys' fees and expenses, in each case, to the extent permitted by law) so incurred, together with a late charge thereon (to the extent permitted by law) at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Landlord, shall be paid by Tenant to Landlord on demand.

          (b) Landlord shall be entitled to bring suit against Tenant for the performance of any non-monetary covenant or obligation of Tenant or to seek injunctive or other equitable relief with respect to any such default. In addition, Landlord shall be entitled to sue for and recover any actual damages incurred by Landlord as a result of any non-monetary default, and pursuit of any of the other remedies provided for in this Section 12.2 shall not preclude pursuit of any such claim for actual damages.

          (c) Landlord may immediately or at any time thereafter terminate this Lease by written Notice to Tenant, in which event Tenant shall immediately surrender the Leased Property to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which Landlord may have for possession or arrearages in Rent (including any late charges which may have accrued pursuant to Section 3.7), enter upon and take possession of the Leased Property and expel or remove Tenant and any other person who may be occupying the Leased Property or any part thereof, by force, if necessary, without being liable for prosecution or any claim for damages therefor. Tenant hereby waives any statutory requirement of prior written notice for filing eviction or damage suits for nonpayment of rent. In addition, Tenant agrees to pay to Landlord on demand the amount of all loss and damage which Landlord may suffer by reason of any termination effected pursuant to this subsection (c), said loss and damage to be determined, at Landlord's option, by either of the following alternative measures of damages:

               (i) Until Landlord is able, although Landlord shall be under no obligation to attempt, to relet the Leased Property, Tenant shall pay to Landlord, on or before the fifteenth (15th) day of each calendar month, until the scheduled expiration of the Term of the Lease which was in effect as of the date of Tenant's Event of Default, the amount by which the sum of the Operating Expenses of the Leased Property for the preceding calendar month plus the Base Rent provided in this Lease for such preceding calendar month exceed the Gross Rentals collected by Landlord from the operation of the Leased Property during such calendar month. If it is necessary for Landlord to bring suit in order to collect any such deficiency, Landlord shall have a right to allow such deficiencies to accumulate and to bring an action on several or all of the accrued deficiencies at one time. Any such suit shall not prejudice in any way the right of Landlord to bring a similar action for any subsequent deficiency or deficiencies. Tenant shall have no right to any Net Operating Income collected by Landlord in any calendar month in excess of the monthly Base Rent provided in this Lease for such calendar month; provided that any such excess Net Operating Income shall be credited against any other amounts owed by Tenant to Landlord hereunder, including any subsequently occurring deficiency in monthly Net Operating Income.

               (ii) When Landlord desires, Landlord may demand a final settlement. Upon demand for a final settlement, Landlord shall have a right to, and Tenant hereby agrees to pay, the difference between the total of all net monthly rentals and other charges provided in this Lease for the remainder of the Term of the Lease which was in effect as of the date of Tenant's Event of Default and the reasonable net rental value of the Leased Property for such period, such difference to be discounted to present value at a rate equal to the lowest rate of capitalization (highest present worth) reasonably applicable at the time of such determination and allowed by applicable law. If Landlord elects to compute damages in the manner prescribed by subsection
          (c)(i) above, this election shall in no way prejudice Landlord's right at any time thereafter to demand a final settlement in accordance with this subsection (c)(ii). Pursuit of any of the above remedies shall not preclude pursuit of any other remedies prescribed in other sections of this Lease and any other remedies provided by law or equity. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an Event of Default shall not be deemed or construed to constitute a waiver of such default.

          (d) Landlord shall be entitled to draw upon the Letter of Credit in the amount of any unpaid Base Rent or Additional Rent owed to Landlord under this Lease. In addition, in the event this Lease is terminated following an Event of Default pursuant to paragraph (c) above, Landlord shall be entitled to draw upon the Letter of Credit in the amount of any deficiency pursuant to Section 12.2(c)(i) above.

          (e) In addition to other rights and remedies Landlord may have hereunder and at law and in equity, in the event Landlord terminates this Lease due to an Event of Default, (i) Landlord shall have the right, but not the obligation or responsibility, to hire all or some of the employees of Tenant, and Tenant hereby acknowledges that no non-compete or non-solicitation agreement is either implied or expressed hereunder relating to such employees; and (ii) Tenant shall be deemed to have assigned to Landlord, at Landlord's sole option, all tenant subleases and occupancy agreements and all service agreements, licenses and permits relating to the Leased Property.

     12.3 ADDITIONAL EXPENSES. If an Event of Default shall have occurred, Tenant shall reimburse Landlord for (i) all reasonable expenses incurred by Landlord in recovering possession of the Leased Property, (ii) all reasonable expenses incurred by Landlord in reletting (including among other expenses, repairs, remodeling, replacements, advertisements and brokerage fees), and (iii) Landlord's reasonable attorneys' fees actually incurred and reasonable expenses incurred in enforcing any of the covenants and agreements of this Lease.

     12.4 WAIVER. If this Lease is terminated pursuant to Section 12.2, Tenant waives, to the extent permitted by applicable law, (a) any right of redemption, re-entry or repossession, and (b) the benefit of any laws now or hereafter in force exempting property from liability for rent or for debt.

     12.5 APPLICATION OF FUNDS. Any payments otherwise payable to Tenant which are received by Landlord under any of the provisions of this Lease during the existence or continuance of any Event of Default shall be applied to Tenant's obligations in the order which Landlord may reasonably determine or as may be prescribed by the laws of the states in which the Leased Property is located.

     12.6 NOTICES. The provisions of this Article 12 concerning Notices shall be liberally construed insofar as the contents of such Notices are concerned, and any such Notice shall be sufficient if reasonably designed to apprise the other party of the nature and approximate extent of any default.

     12.7 REMEDIES CUMULATIVE. To the extent permitted by law, each legal, equitable or contractual right, power and remedy of Landlord or Tenant now or hereafter provided either in this Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Landlord or Tenant of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Landlord or Tenant of any or all of such other rights, powers and remedies.

     12.8 LANDLORD'S DEFAULT. In the event that Landlord shall at any time be in default in the observance or performance of any of the covenants and agreements required to be performed and observed by Landlord under this Lease and any such default shall continue for a period of thirty (30) days after written Notice to Landlord (or if such default cannot reasonably be cured within thirty (30) days, then if Landlord has not commenced to cure such default within said thirty (30) day period or, having commenced thereafter does not diligently prosecute such cure to completion within ninety (90) days after Landlord's receipt of Tenant's written Notice of default), then Tenant shall be entitled, at its election, in addition to any other rights it may have in law or in equity, to bring suit for the collection of any amounts for which Landlord may be in default, together with interest thereon at the Overdue Rate, or for the performance of any other covenant or agreement devolving upon Landlord. In addition, Tenant shall be entitled to recover from Landlord Tenant's reasonable attorneys' fees actually incurred and reasonable expenses incurred in enforcing any of the covenants and agreements of Landlord under this Lease. In the event Tenant obtains a judgment against Landlord arising out of Landlord's default under the Lease, Tenant may, to the extent the judgment is not paid by Landlord, elect to set off the amount of the judgment, plus interest at the Overdue Rate, against the next due installments of Base Rent and Additional Rent. Election by Tenant to set off against Rent shall not constitute an election of remedies and Tenant may pursue all remedies available at law and equity to enforce the judgment against Landlord.

                                   ARTICLE 13

                            SUBLETTING AND ASSIGNMENT

     13.1 Except as provided in this Article 13, Tenant shall not, without Landlord's prior written consent, assign, mortgage, pledge, hypothecate, encumber or otherwise transfer this Agreement or sublease all or any part of the Leased Property or suffer or permit this Agreement or the leasehold estate created hereby or any other rights arising under this Agreement to be assigned, transferred, mortgaged, pledged, hypothecated or encumbered, in whole or in part, whether voluntarily, involuntarily or by operation of law.

     13.2 Notwithstanding anything to the contrary provided in Section 13.1, the approval rights of Landlord with respect to subleasing shall not be deemed to apply to the leasing of individual beds, bedroom units or apartments in the Leased Improvements for residential purposes, provided that:

          (a) each such sublease shall be subject and subordinate to this Lease and the rights of the Landlord hereunder;

          (b) each sublease shall contain terms and conditions not materially different from the form lease approved by Landlord for use in connection with the Leased Property;

          (c) the term of any such sublease shall not exceed twelve (12) months; and

          (d) each sublease shall provide for rental rates which in Tenant's reasonable business judgment are consistent with then-existing local market rates for similar type properties, and which in any event meet the requirements of Existing Lender with respect to the Projects which are subject to the Existing Loan.

     13.3 Landlord agrees that, provided there is no Event of Default outstanding under this Lease, Landlord will not unreasonably withhold its consent to an assignment or subletting of this

Lease by Tenant; provided, however, in exercising such right of consent, Landlord shall be entitled to take into account any factor or factors reasonably relevant to such decision, including but not necessarily limited to (i) the financial strength of any proposed assignee or subtenant and its Affiliates (it being acknowledged that Landlord may require that any assignee or subtenant be a Single Purpose Entity), and the adequacy of the proposed assignee's, subtenant's, and/or Affiliate's working capital, (ii) the business reputation and character of the proposed assignee or subtenant and/or its Affiliates, and
(iii) whether such proposed assignee or subtenant is a Competitor of Landlord (as hereinbelow defined) or an Affiliate of such a Competitor. Moreover, Tenant acknowledges and agrees that Landlord is entering into this Lease in order to achieve professional and experienced operation and management of the Leased Property. Accordingly, Landlord shall never be deemed to be unreasonable in withholding consent to any assignment or other transfer of Tenant's leasehold estate to any assignee, purchaser, transferee, subtenant, or other party (x) not having a high degree of professionalism and experience in the operation and management of student housing properties, or (y) which has not submitted to Landlord plans reasonably satisfactory to Landlord by which such party demonstrates that such party or a third party to be engaged by such party can manage the Leased Property with a degree of professionalism and experience not less than that of Tenant. Tenant shall have no right to assign this Lease at any time an Event of Default is outstanding. Further, notwithstanding anything to the contrary provided in this Section 13.3, Landlord shall be entitled to withhold its consent to any proposed assignment or subletting in Landlord's sole and absolute discretion in the event that annualized Net Operating Income from the Leased Property shall have been less than 1.05 times annual Base Rent during the immediately preceding calendar quarter, or in the event that any Project Mortgagee does not consent to such proposed assignment or subletting, to the extent consent of such Project Mortgagee is required under the terms of a Project Mortgage. For purposes of this Section 13.3 a "Competitor" shall mean any Entity which owns a portfolio of more than five (5) student housing properties.

     13.4 Should Tenant desire to assign this Lease or enter into any sublease other than as described in Section 13.2 above, Tenant shall give Landlord written notice of such proposed assignment or sublease (an "Assignment Notice"), which notice shall contain (i) the name and address of the proposed assignee or subtenant and its form of organization, (ii) the material terms and conditions of the proposed assignment or sublease (including, without limitation, the financial terms of such proposed assignment or sublease and the date of the proposed assignment or sublease), (iii) financial statements for the three (3) most recently completed fiscal years of the proposed assignee, subtenant, and/or its Affiliates and such other financial information as Landlord shall reasonably request, and (iv) such other information as Landlord shall reasonably request in order to evaluate the factors described in Section 13.3 above. Landlord shall have a period of ten (10) Business Days following receipt of such Assignment Notice within which to notify Tenant in writing that Landlord elects either (a) to permit Tenant to assign this Lease or sublease the Leased Property, (b) to withhold consent to such assignment or subleasing, or (c) in the event the proposed assignment or sublease is limited solely to Tenant's assignment or sublease of this Lease and does not relate to or affect any Affiliate of Tenant, to acquire Tenant's interest in this Lease or sublease the Leased Property on the terms and conditions set forth in the Assignment Notice. The failure of Landlord to notify Tenant in writing of such election within such ten (10) Business Day period shall be deemed an election to withhold consent to such proposed assignment or subleasing.

     13.5 If Landlord exercises its option to acquire Tenant's interest in this Lease pursuant to Section 13.4 above, the closing of Landlord's acquisition of Tenant's interest shall be held on the date set for in the Tenant's Assignment Notice, provided that such date shall not be sooner than sixty (60) days after the date of Landlord's election to acquire Tenant's interest, unless otherwise agreed by Landlord and Tenant. If Landlord shall not exercise such option and shall consent to Tenant's proposed assignment or subletting, Tenant shall be entitled to assign or sublet its interest in this Lease to the party identified in Tenant's Notice strictly in accordance with the terms set forth in Tenant's Notice.

     13.6 In the event that Landlord declines to consent to an assignment or subletting proposed by Tenant and does not exercise its option to acquire Tenant's interest in this Lease pursuant to Section 13.4 above, and provided that (i) there is no Event of Default outstanding under this Lease, (ii) the Fixed Term has expired and the Lease is in an Extension Term, and (iii) annualized Net Operating Income from the Leased Property, calculated on a trailing twelve (12) month basis (excluding any Net Operating Income attributable to any Property which has been released from this Lease) shall have been not less than an amount equal to 1.05 times annual Base Rent (excluding Base Rent attributable to any Property which has been released from this Lease) for eight (8) consecutive calendar quarters immediately preceding the date of Tenant's Assignment Notice, then and in such event Tenant shall have the right, at its option, within thirty (30) days after Landlord's refusal to approve such assignment or subletting, to notify Landlord in writing that Tenant elects to terminate this Lease. If Tenant elects to terminate this Lease, this Lease shall terminate on the last day of the second full month following Tenant's delivery of such notice of termination to Landlord.

     13.7 For purposes of this Article 13, an assignment shall be deemed to include a change in control of Tenant resulting from any sale, transfer, or assignment of limited liability company membership interests or management rights, partnership interests, shares of stock, or other ownership interests in Tenant, whether occurring by operation of law or otherwise, except in the case of the death or legal incompetency of a Person owning, directly or indirectly, a controlling interest in Tenant. For purposes hereof, "control" means the ability to direct or cause the direction of the operations and affairs of Tenant. Notwithstanding the foregoing or anything to the contrary provided in this
Article 13, the consent of the Landlord need not be obtained to an assignment if the assignment (i) is to an Affiliate of Tenant, provided that any such Affiliate is a Single Purpose Entity and is solvent as of and immediately following any such assignment, or (ii) is the result of a change in control caused by the death or legal incompetency of a Person owning, directly or indirectly, a controlling interest in Tenant. Tenant shall give Landlord written notice of any assignment to an Affiliate as described above, including the effective date of such assignment.

     13.8 If this Lease is assigned, whether or not in violation of the provisions of this Lease, the Landlord may and is hereby empowered to collect rent from the assignee. In such event, the Landlord may apply the net amount received by it to the Base Rent, Additional Rent and other payments herein reserved or provided for, and no such collection shall be deemed a waiver of the covenant herein against assignment, mortgage, encumbrance, pledge or subletting, or an acceptance of the assignee as a tenant under this Lease, or a release of the Tenant from the further performance of the covenants herein contained on the part of the Tenant.

     13.9 The making of any assignment, mortgage, pledge, encumbrance or subletting, in whole or in part, whether or not with the consent of the Landlord, shall not operate to relieve the Tenant from its obligations under this Lease and, notwithstanding any such assignment, mortgage, pledge, encumbrance or subletting, the Tenant shall remain liable for the payment of all Rent and for the due performance of all the covenants, agreements, terms and provisions of this Lease to the full end of the term of this Lease.

     13.10 Each and every assignee, whether or not approved by the Landlord and whether as assignee or as successor in interest of any assignee of the Tenant, shall immediately be and become and remain liable for the payment of the Rent and other charges payable under this Lease, and for the due performance of all the covenants, agreements, terms and provisions of this Lease on the Tenant's part to be performed to the full end of the Term of this Lease and each and every provision of this Lease applicable to the Tenant shall also apply to and bind every such assignee during all periods that such assignee is the tenant hereunder with the same force and effect as though such assignee were the Tenant named in this Lease. No transfer to such assignee shall be binding upon the Landlord unless such assignee shall deliver to the Landlord a recordable instrument which contains a covenant of assumption by said assignee to such effect, but the failure or refusal of such assignee to deliver such instrument shall not release or discharge such assignee from its obligations and liability as above set forth. In the event that any such assignee is a Single Purpose Entity or otherwise does not have substantial assets other than the Leased Property, Landlord shall have the right to require, as a condition to its approval of such assignment, that an Affiliate of such assignee with financial strength reasonably acceptable to Landlord provide an Agreement of Principals in a form similar to Exhibit F hereto, as modified to reflect the contemplated transaction, with respect to potential liabilities, losses, and damages incurred by Landlord as a result of certain actions by the assignee with respect to the Leased Property. Provided Landlord shall have received such an Agreement of Principals from an Affiliate of the assignee reasonably acceptable to Landlord, Landlord shall release the parties to the original Agreement of Principals from any liability accruing from and after the completion of such assignment, but not from any liabilities for acts and occurrences taking place prior to such assignment.

     13.11 Any consent by the Landlord herein contained or hereafter given to any act of assignment, mortgage, pledge or encumbrance shall be held to apply only to the specific transaction hereby or thereby approved. Such consent shall not be construed as a waiver of the duty of the Tenant, or its successors or assigns, to obtain from the Landlord a consent to any other or subsequent assignment, mortgage or encumbrance or as a modification or limitation of the right of the Landlord with respect to the foregoing covenant by the Tenant.

     13.12 Any assignment or subleasing of Tenant's interest under this Lease not made in compliance with the provisions of this Article 13 shall be void and of no force or effect and shall be an Event of Default.

                                   ARTICLE 14

                   FINANCIAL STATEMENTS AND OTHER CERTIFICATES

     14.1 ESTOPPEL CERTIFICATES. From time to time, each party hereto, on or before the date specified in a request therefor made by the other party, which date shall not be earlier than ten (10) days from the making of such request, but not more than two (2) times per calendar year, shall execute, acknowledge and deliver to the other party a certificate evidencing whether or not (i) this Lease is in full force and effect; (ii) this Lease has been amended in any way;
(iii) there are any existing defaults on the part of either party hereunder, to the knowledge of such other party, and specifying the nature of such defaults, if any; (iv) stating the date to which rent and other amounts due hereunder have been paid; and (v) such other matters as may reasonably be requested by such party. Each certificate delivered pursuant to this Section 14.1 may be relied on by any prospective transferee of Landlord's or Tenant's interest hereunder and any lender of Landlord.

     14.2 FINANCIAL STATEMENTS AND OFFICER'S CERTIFICATES.

          (a) During the Term, Tenant will furnish the following statements to Landlord on such forms and in such detail as Landlord, from time to time, may reasonably request or approve:

               (i) within sixty (60) days after the end of each Fiscal Year, audited annual financial statements for the Leased Property, on an aggregate basis, including a statement of revenues and expenses, a statement of changes in financial position for such Fiscal Year, and a related balance sheet as of the end of such Fiscal Year, all in reasonable detail and setting forth in comparative form the corresponding figures for the preceding Fiscal Year, and prepared in accordance with GAAP, as well as corresponding unaudited financial statements on a Property-by-Property basis. The aggregated financial statements shall be certified by a nationally recognized accounting firm or an independent certified public accounting firm acceptable to Landlord and accompanied by a Financial Officer's Certificate. All costs of providing for audits of such financial statements shall be paid by Landlord. Landlord acknowledges that Windham & Brannen, which is Tenant's current auditor, is an acceptable accounting firm for purposes hereunder so long as such firm maintains the same financial condition and rating which exists as of the date hereof;

               (ii) within forty-five (45) days after the end of each calendar quarter, unaudited financial statements of the Leased Property for the quarter then ended and year to date, prepared on a basis consistent with the annual statements, including a balance sheet as of the end of such calendar quarter and a statement of revenues and expenses, and including a calculation of the Net Operating Income of the Leased Property, on both a combined and a Property-by-Property basis, for the calendar quarter covered by such financial statements, all accompanied by a Financial Officer's Certificate;

               (iii) within twenty (20) days after the end of each calendar month, current unaudited month and year to date operating statements of the Leased Property, prepared on a Property-by-Property basis, including, but not limited to statements of cash flow and operating statistics, accompanied by a Financial Officer's Certificate;

               (iv) Within twenty (20) days after the end of each calendar month, current rent rolls and occupancy reports, including a schedule of prepaid rents and security deposits, prepared on a Property-by-Property basis;

               (v) Not less than forty-five (45) days prior to the commencement of each Fiscal Year during the Term, commencing on November 15, 2005, proposed annual operating budgets, setting forth projected income and ordinary expenses projected to be incurred by Tenant in managing, maintaining and operating the Leased Property, on both a combined and a Project-by-Project basis, during the next succeeding Fiscal Year (Landlord acknowledging prior receipt of the annual operating budget for calendar year 2005); and

               (vi) with reasonable promptness, such other information respecting the financial condition and affairs of the Leased Property as Landlord may reasonably request from time to time.

     Landlord may at any time, and from time to time, provide any Project Mortgagee with copies of the foregoing statements.

          (b) If any required annual, quarterly, or monthly financial statement or report is not received by Landlord by the due date thereof, Landlord may, at its option, impose upon Tenant a late fee of One Thousand and No/100 Dollars ($1,000.00) for each Property for which such statement or report is delinquent, such late fee to be due and payable at the time of payment of the next succeeding monthly installment of Base Rent following notification of assessment by Landlord. In addition, Tenant shall promptly reimburse Landlord for any late fees or penalties imposed upon Landlord by the Existing Lender as a result of Tenant's failure to provide any such financial statement to Landlord and/or the Existing Lender within the time periods provided for herein. The parties recognize that in connection with any delinquent submission of required annual, quarterly, or monthly financial statements or reports Landlord will incur administrative costs and that the amount of such administrative costs will be difficult to compute in any specific case, and consequently the parties have agreed on the above stated late fee as a fair and reasonable charge to compensate Landlord for such administrative costs.

          (c) Tenant shall also deliver to Landlord with each annual and quarterly financial statement delivered to Landlord pursuant to this
     Section 14.2 (a) above, an Officer's Certificate in the form attached hereto as Exhibit E stating (i) whether the representations and warranties of Tenant contained in this Agreement are true and correct on the date of such certificate and if not, stating in what way they are incorrect (excluding changes permitted by this Agreement), and (ii) whether or not Tenant is in default in the performance of any of its covenants set forth in this Agreement, and if Tenant is so in default, identifying each such default.

     14.3 MAINTENANCE OF ACCOUNTS AND RECORDS. Tenant shall keep true records and books of account in which full, true and correct entries will be made of dealings and transactions in relation to the business and affairs of the Leased Property in accordance with GAAP, where applicable. Tenant shall apply accounting principles in the preparation of the financial statements of Tenant which, in the judgment of and the opinion of its independent public accountants, are in accordance with GAAP, where applicable, except for changes approved by such independent public accountants. Tenant shall provide to Landlord either in a footnote to the financial statements delivered under Section 14.2 (a)(i) and
Section 14.2(a)(ii) which relate to the period in which such change occurs, or in separate schedules to such financial statements, information sufficient to show the effect of any such changes on such financial statements.

     14.4 RIGHT OF INSPECTION. Landlord and its authorized representatives, as well as any Project Mortgagee or its authorized representatives designated by Landlord, shall have the right, from time to time at Landlord's sole cost and expense, upon reasonable Notice, during Tenant's customary business hours, to examine and make copies of Tenant's books and records with respect to the Leased Property at the place where such books and records are customarily kept and to discuss the affairs, finances, and accounts of Tenant with the principal representatives of Tenant and its accountants, and to visit and inspect the Projects and to discuss the operations thereof with Tenant's employees or Manager.

     14.5 LANDLORD SECURITIES OFFERING AND FILINGS. Notwithstanding anything contained herein to the contrary, Tenant agrees to cooperate with Landlord and its Affiliates in connection with any securities offerings and filings and in connection therewith, Tenant shall at Landlord's sole cost furnish Landlord with such financial and other information as Landlord shall reasonably request and Landlord and its Affiliates shall have the right of access, at reasonable business hours and upon advance notice, to the Leased Property and all documentation and information relating to the Leased Property and have the right to disclose any information regarding this Lease, the Tenant, the Leased Property, and such other additional information or documents concerning this Lease, the Tenant or the Leased Property which Landlord and/or its Affiliates may reasonably deem necessary.

                                   ARTICLE 15

                        FINANCING OF THE LEASED PROPERTY

     15.1 FINANCING BY LANDLORD. Without the consent of Tenant, Landlord may, from time to time, directly or indirectly, create or otherwise cause to exist any lien, encumbrance or security interest ("Encumbrance") upon the Leased Property, or so much thereof as remains subject to this Lease from time to time, to secure any financing or refinancing of Landlord's interest in said Leased Property, or such portion thereof.

     15.2 SUBORDINATION OF LEASE. Subject to this Section 15.2, this Agreement, any and all rights of Tenant hereunder, are and shall be subject and subordinate to all mortgages, deeds to secure debt, and deeds of trust which may now or hereafter affect the Leased Property or any improvements thereon, to each and every advance made or hereafter to be made under such mortgages, deeds to secure debt, and deeds of trust, and to all renewals, modifications, replacements and extensions of such mortgages, deeds to secure debt, and deeds of trust and all consolidations of such mortgages, deeds to secure debt, and deeds of trust. This section shall be self-operative and no further instrument of subordination shall be required provided that Tenant has received a nondisturbance and attornment agreement from each Project Mortgagee consistent with the provisions of this Section 15.2 and otherwise in form and substance reasonably satisfactory to Tenant. In confirmation of such subordination, Tenant shall promptly execute, acknowledge and deliver any instrument that Landlord, the holder of any such mortgage or deed to secure debt, the trustee or beneficiary of any deed of trust, or any of their respective successors in interest may reasonably request to evidence such subordination. Any mortgage, deed to secure debt, or deed of trust to which this Agreement is, at the time referred to, subject and subordinate, is herein called "Superior Mortgage" and the holder, trustee or beneficiary of a Superior Mortgage is herein called a "Superior Mortgagee."

     If any Superior Mortgagee or the nominee or designee of any Superior Mortgagee shall succeed to the rights of Landlord under this Agreement (any such person, "Successor Landlord"), whether through possession or foreclosure action or delivery of a new lease or deed, or otherwise, such Successor Landlord shall recognize Tenant's rights under this Agreement as herein provided and Tenant shall attorn to and recognize the Successor Landlord as Tenant's landlord under this Agreement and Tenant shall promptly execute and deliver any instrument that such Successor Landlord may reasonably request to evidence such attornment (provided that such instrument does not alter the terms of this Agreement), whereupon this Agreement shall continue in full force and effect as a direct lease between the Successor Landlord and Tenant upon all of the terms, conditions and covenants as are set forth in this Agreement, except that the Successor Landlord (unless formerly Landlord under this Agreement or its nominee or designee) shall not be (a) liable in any way to Tenant for any act or omission, neglect or default on the part of any prior Landlord under this Agreement (provided that such Successor Landlord shall be obligated to cure any defaults of the prior Landlord which are of a continuing nature), (b) subject to any offsets or counterclaims which theretofore accrued to Tenant against any prior Landlord, except for any offsets which relate to a failure by any prior Landlord to fund any Capital Expenditures required to be funded pursuant to the terms of this Lease and which remain unfunded by such Successor Landlord, (c) bound by any modification of this Agreement subsequent to such Superior Mortgage, or by any previous prepayment of Base Rent or Additional Rent for more than one (1) month in advance of the date due hereunder, which was not approved in writing by the Superior Mortgagee, or (d) liable to Tenant beyond the Successor Landlord's interest in the Leased Property and the rents, income, receipts, revenues, issues and profits issuing from the Leased Property. Tenant agrees at any time and from time to time to execute a suitable instrument in confirmation of Tenant's agreement to attorn as aforesaid, and Landlord agrees to provide Tenant with an instrument of nondisturbance and attornment from each such Superior Mortgagee in form and substance reasonably satisfactory to Tenant. Nothing contained in this Section 15.2 shall relieve Landlord from any liability to Tenant under this Agreement following the exercise of remedies by a Superior Mortgagee.

     15.3 NOTICE TO MORTGAGEE. Subsequent to the receipt by Tenant of Notice from Landlord as to the identity of any Project Mortgagee, no Notice from Tenant to Landlord as to the Leased Property shall be effective unless and until a copy of the same is given to such Project

Mortgagee at the address set forth in the above described Notice, and the curing of any of Landlord's defaults by such Project Mortgagee shall be treated as performance by Landlord.

     15.4 EXISTING MORTGAGE LOAN. It is expressly understood and agreed between Landlord and Tenant that this Lease is and shall be subject and subordinate to the terms of that certain loan in the original principal amount of $98,660,000.00 (the "Existing Mortgage Loan") originally made by Greenwich Capital Financial Products, Inc. (hereinafter, together with any successor in interest under the Existing Mortgage Loan being hereinafter referred to as the "Existing Lender") to certain Affiliates of Tenant, as prior owners of certain of the Leased Properties (the "Greenwich Properties"), as the terms of such Existing Mortgage Loan are set forth in that certain Loan Agreement between said Affiliates of Tenant and Existing Lender dated December 3, 2004 (the "Existing Loan Agreement") and in the other documents and instruments which evidence, secure, and relate to such Loan, as amended by that certain Consent, Ratification, Assumption and Release Agreement dated of even date herewith (the "Existing Loan Documents"). Tenant and Landlord each hereby acknowledge receipt of copies of the Existing Loan Agreement and the other Existing Loan Documents, and represent that they are familiar with the terms, covenants, and conditions thereof. Tenant further hereby covenants and agrees as follows:

          (a) No right, power, or privilege granted to Tenant under this Lease may be exercised or enjoyed by Tenant if and to the extent that such exercise, enjoyment, or operation would violate or be in conflict with any term, covenant, or condition of the Existing Loan Documents applicable to Landlord. Tenant covenants and agrees that it will not, to the extent within the control of Tenant, violate or breach or take any action which would cause a violation or breach of any of the terms, covenants, or conditions of the Existing Mortgage Loan.

          (b) During the term of this Lease, Tenant shall, to the extent within the control of Tenant, comply and cause the Greenwich Properties to comply with the terms and requirements of Sections 5.5(A), 5.11, 5.12, and 5.13 of the Existing Loan Agreement and, to the extent not provided in the financial reports described in Section 14.2 hereof, shall provide to Landlord the financial statements and other information required by Section 5.1(A)(iv), (v), (vi), and (vii) of the Existing Loan Agreement with respect to the operation of the Greenwich Properties.

          (c) Tenant shall notify Landlord and Existing Lender promptly upon the occurrence of any events of the type described in Section 5.1(D)(ii) or (F) of the Existing Loan Agreement.

          (d) Tenant shall maintain or cause to be maintained insurance in accordance with the requirements of Section 5.4 of the Existing Loan Agreement.

          (e) Tenant shall permit Existing Lender or any representative, agent, or designee of Existing Lender, during normal business hours and upon reasonable prior Notice to Tenant, to examine and make copies of the financial records of Tenant with respect to the Greenwich Properties, and to discuss the affairs, finances, and accounts of such Properties with the principal representatives of Tenant and its accountants and auditors and to visit and inspect such Properties and to discuss the operations thereof with Tenant's employees, all at such reasonable times and as often as Existing Lender may reasonably request.

          (f) Tenant shall provide to Landlord and Existing Lender a proposed annual operating budget and operate the Greenwich Properties in accordance with the terms thereof upon approval thereof by the Existing Lender, all as more particularly described in Section 7.3(F) of the Existing Loan Agreement, without material deviation therefrom except with the approval of Landlord and Existing Lender.

          (g) Tenant shall deposit (or cause to be deposited) all revenues, receipts, and other payments of every kind arising from the operation of the Greenwich Properties into collection accounts established for the benefit of and controlled by the Existing Lender, as described in Section
     5.15 of the Existing Loan Agreement. To the extent that the Existing Lender applies such revenues and receipts to the funding of (i) the Debt Service Sub-Account, or (ii) the Replacement Reserve Sub-Account, as described in
     Section 7.3(A) of the Existing Loan Agreement, the amounts so applied by Existing Lender shall be credited against subsequent monthly payments of Base Rent and Additional Rent due under this Lease. So long as no Event of Default exists under this Lease, Landlord shall direct Existing Lender to disburse all funds from the Operating Expenses Sub-Account and all Net Available Cash remaining after funding of the sub-accounts described in
     Section 7.3(A) of the Existing Loan Agreement directly to Tenant. In addition, provided no Event of Default exists under this Lease, Landlord shall direct Existing Lender to disburse any funds released by Existing Lender from the Imposition and Insurance Reserve Sub-Account provided for in the Existing Loan Agreement directly to Tenant. Further, so long as no Event of Default has occurred and is continuing, Tenant is authorized on behalf of Landlord (and Landlord shall so advise Existing Lender and its agents including any depository banks holding funds under the Existing Mortgage Loan) to deal directly with Existing Lender (and such depository banks) on any matters relating to Sections 7.1 and 7.2 of the Existing Loan.

          (h) Tenant acknowledges and agrees that, in the event Landlord's interest in the Greenwich Properties is terminated as a result of a foreclosure under the Existing Loan Documents, a conveyance in lieu of foreclosure, or the Existing Lender's exercise of any other remedies under the Existing Loan Documents, or in the event the Existing Lender or a nominee or designee of the Existing Lender shall succeed to the rights of Landlord under this Lease, whether through possession or through a foreclosure action or conveyance in lieu of foreclosure, then unless the Existing Lender shall elect to continue this Lease as provided in subparagraph (i) below, this Lease shall terminate and be cancelled with respect to the Greenwich Properties. Notwithstanding anything to the contrary provided in Section 2.4(b) above, in the case of such a termination, Landlord shall have no liability for any Termination Fee in the event that any Event of Default exists under this Lease as of the date this Lease is terminated with respect to such Greenwich Properties pursuant to the terms of this Section 15.4(h).

          (i) Notwithstanding the terms of subparagraph (h) above, in the event that the Existing Lender or its nominee or designee elects to continue this Lease following a foreclosure under the Existing Loan Documents, a conveyance in lieu of foreclosure, or the Existing Lender's exercise of any other remedies under the Existing Loan Documents, Tenant agrees to attorn to and recognize such Successor Landlord as Tenant's Landlord under this Lease, provided that in such event:

               (1) this Lease shall automatically terminate and be cancelled with respect to the Properties other than the Greenwich Properties without requirement of further action on the part of Landlord and Tenant, as if such Properties had been sold to an Entity which is not an Affiliate of Landlord, but without requirement for payment of any Termination Fee in connection with such termination;

               (2) this Lease shall continue in full force and effect as a direct lease between the Successor Landlord and Tenant with respect to the Greenwich Properties upon all of the terms, conditions, and covenants as are set forth in this Lease, except that Tenant shall not be entitled to a reduction in the Letter of Credit with respect to the release of the non-Greenwich Properties from the terms of this Lease; and

               (3) Provided that (i) no Event of Default exists under this Lease as of the date of such foreclosure or conveyance in lieu of foreclosure, and (ii) Net Operating Income from the non-Greenwich Properties equals at least 1.05 times the annual Base Rent attributable thereto, based upon the Net Operating Income of such Properties for the most recent calendar quarter for which financial statements have been provided pursuant to Section 14.2 hereof, Landlord and Tenant shall enter into a new lease of the non-Greenwich Properties for the remainder of the term of this Lease, effective as of the date of such foreclosure or conveyance in lieu of foreclosure, at the allocable Rent and upon the other terms, options, provisions, covenants, and agreements as are contained herein, except that Tenant shall not be required to provide a Letter of Credit under the terms of such new lease.

                                   ARTICLE 16

                         ADDITIONAL AGREEMENTS OF TENANT

     16.1 REPRESENTATIONS AND WARRANTIES. Tenant hereby represents and warrants to the Landlord as follows:

          (a) Tenant is a limited liability company duly organized and validly existing under the laws of the State of Georgia.

          (b) Tenant is duly authorized to enter into, deliver and perform this Lease and the Lease constitutes the valid and binding obligation of Tenant, enforceable in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally,

     (ii) the exercise of judicial discretion in accordance with general principles of equity, and (iii) the unenforceability of certain rights, remedies and waivers contained herein.

          (c) Subject to Landlord's repayment or defeasance of all mortgage loans encumbering the Leased Property as of the date of execution of this Lease other than the Existing Mortgage Loan, neither the entering into of this Lease nor the performance by Tenant of its obligations hereunder will violate any provision of law or any agreement, indenture, note or other instrument binding upon Tenant.

          (d) No authority from or approval by any Governmental Authority or consent of any third party other than Existing Lender is required in connection with the making or validity of and the execution, delivery and performance of this Lease.

          (e) There are no actions, suits or proceedings pending against or, to the knowledge of Tenant, its members, directors, officers, employees and agents, threatened against or affecting Tenant or any Affiliate, in any court or before or by any governmental department, agency or instrumentality, an adverse decision in which could materially and adversely affect the financial condition, business or operations of Tenant or the ability of Tenant to perform its obligations under this Lease or the other documents referred to herein.

          (f) Tenant is in compliance with all applicable laws, ordinances, rules, regulations and requirements of Governmental Authorities.

     16.2 SINGLE PURPOSE ENTITY. Tenant hereby represents and warrants that it is, at the time of the execution of this Lease, and shall remain at all times during the Term, a Single Purpose Entity created and to remain in good standing for the sole purpose of leasing the Leased Property and operating the Projects in accordance with the terms of this Lease. Simultaneously with the execution of this Lease, and as requested by Landlord at other times during the Term, Tenant shall provide Landlord reasonable evidence that Tenant is a Single Purpose Entity and is in good standing in the state of its organization and in the states in which the Projects are located.

     16.3 ORGANIZATIONAL DOCUMENTS. Tenant shall not permit or suffer, without the prior written consent of Landlord (i) an amendment or modification of its Organizational Documents which would violate Section 16.2, (ii) any dissolution or termination of its existence, or (iii) change in its state of formation or its name. Tenant, prior to or simultaneously with the execution of this Lease, has delivered to Landlord a true and complete copy of the articles of organization/certificate of formation and limited liability company operating agreement creating Tenant, and all other documents creating and governing Tenant (collectively, the "Organizational Documents"). Tenant warrants and represents that the Organizational Documents (i) were duly executed and delivered, (ii) are in full force and effect, and binding upon and enforceable in accordance with their terms, (iii) constitute the entire understanding among the members of Tenant, and (iv) no breach exists under the Organizational Documents and no act has occurred and no condition exists which, with the giving of notice or the passage of time, or both, would constitute a breach under the Organizational Documents.

     16.4 NOTICE OF LITIGATION, ETC. Tenant shall give prompt Notice to Landlord of any litigation or any administrative proceeding to which it may hereafter become a party of which Tenant has notice or actual knowledge (excluding routine tenant/landlord disputes or dispossessory proceedings or matters involving a potential uninsured liability of not more than $50,000) and of any material development in any such litigation or administrative proceeding which, in Tenant's reasonable opinion, may otherwise result in any material adverse change in the business, operations, property, prospects, results of operation or condition, financial or other, of Tenant.

     16.5 INDEBTEDNESS OF TENANT. Tenant shall not create, incur, assume or guarantee, or permit to exist, or become or remain liable directly or indirectly upon, any Indebtedness except the following:

          (a) Indebtedness of Tenant to Landlord;

          (b) Indebtedness of Tenant for Impositions, to the extent that payment thereof shall not at the time be required to be made in accordance with the provisions of Section 3.5;

          (c) Indebtedness of Tenant in respect of judgments or awards (i) which have been in force for less than the applicable appeal period and in respect of which execution thereof shall have been stayed pending such appeal or review, or (ii) which are fully covered by insurance payable to Tenant, or (iii) which are for an amount not in excess of $100,000 in the aggregate at any one time outstanding and (x) which have been in force for not longer than the applicable appeal period, so long as execution is not levied thereunder or (y) in respect of which an appeal or proceedings for review shall at the time be prosecuted in good faith in accordance with the provisions of Article 8, and in respect of which execution thereof shall have been stayed pending such appeal or review; and

          (d) Operating liabilities incurred in the ordinary course of Tenant's business.

     16.6 FINANCIAL CONDITION OF TENANT. Tenant hereby represents and warrants that as of the date of this Lease, Tenant has a Tangible Net Worth of not less than $1,000,000.00.

     16.7 DISTRIBUTIONS. Tenant shall not declare, order, pay or make, directly or indirectly, any distribution or payment to any Tenant Related Party if, at the time of such proposed distribution or payment, or immediately after giving effect thereto, (i) an Event of Default shall exist, or (ii) the Tangible Net Worth of Tenant shall be less than $1,000,000.00.

     16.8 PROHIBITED TRANSACTIONS. Tenant shall not permit to exist or enter into any agreement or arrangement whereby it engages in a transaction of any kind with any Tenant Related Party, except on terms and conditions which are commercially reasonable.

     16.9 COMPETITIVE DEVELOPMENTS. During the term of this Lease, neither Tenant nor any Affiliate of Tenant shall develop or build any other student oriented apartment complexes or other student housing in the specific market areas in which the Projects are located without the prior written consent of Landlord, which consent may be granted or withheld in the sole and absolute discretion of Landlord; provided that the foregoing restriction shall not be applicable to the development or construction of student housing located on the campus of any college or university, or off campus on land owned or controlled by a college or university or a college or university sponsored affiliate, the development or construction of which is the subject of a formal and competitive "request for approval" process, pursuant to which an Affiliate of Tenant shall have been awarded the applicable rights of development.

     16.10 SUBLEASING.

          (a) Tenant shall enforce, in the ordinary course of Tenant's operation of the Leased Property, all of the material terms, covenants and conditions contained in the subleases of the beds or bedroom units located within the Projects upon the part of the subtenants thereunder to be observed or performed and shall effect a termination or diminution of the obligations of the subtenants under such subleases, only in a manner that a prudent owner of a similar property to the applicable Project would enforce such terms covenants and conditions or effect such termination or diminution in the ordinary course of business.

          (b) Tenant shall not collect any rents from any subtenant more than twelve (12) months in advance, and the total amount of prepaid rents under the subleases at any Property shall not in any event exceed 10% of the annual rents for such Property.

          (c) Tenant shall make available to Landlord at the respective Projects executed copies of all subleases now or hereafter made by Tenant.

     16.11 MANAGEMENT AGREEMENT.

          (a) Tenant shall not enter into any Management Agreement unless (i) the Manager thereunder has been approved in writing by Landlord, (ii) such agreement specifies that the Manager's right to collect or enforce payment of amounts due under such agreement on any date shall be subordinate to the obligations of Tenant regarding the payment of Rent under this Lease and is otherwise approved by Landlord, and (iii) such agreement shall provide Landlord the right to terminate same upon termination of the Lease without liability for any amounts owing under such agreement as of such date of termination, for any termination fee, or otherwise. Landlord hereby approves Tenant's entering into a Management Agreement with Place Management Group, LLC.

          (b) Tenant shall cause any Manager to manage the Leased Property or applicable portion thereof in accordance with the applicable Management Agreement. Tenant shall (i) diligently perform and observe all of the material terms, covenants and conditions of any Management Agreement on the part of Tenant to be performed and observed and (ii) promptly notify Landlord of any notice to Tenant of any material default under the Management Agreement of which it is aware.

          (c) Tenant shall not terminate, materially modify, or enter into any Management Agreement (except that Tenant may continue to renew the existing Management Agreement with Place Management Group, LLC unless the Manager thereunder is replaced pursuant to subparagraph (d) below) without the express consent of Landlord, which consent may be conditioned upon the approval of the Existing Lender or any applicable Project Mortgagee.

          (d) Landlord shall have the right to require Tenant to replace the Manager for any Project with a Person approved by Landlord and the applicable Project Mortgagee, following any one or more of the following events: (i) thirty (30) days after Notice from Landlord to Tenant that such Manager has engaged in fraud, gross negligence or willful misconduct arising from or in connection with its performance under the applicable Management Agreement, or such Manager's default under the Management Agreement which is not cured within any applicable cure period provided under the Management Agreement; (ii) a change in control of such Manager, other than a change of control resulting from the death or legal disability of the controlling owner(s) of Manager; or (iii) so long as the Existing Mortgage Loan remains in place, if the Existing Lender shall require replacement of the Manager pursuant to the terms of Section 5.13(C) of the Existing Loan Agreement. Notwithstanding the foregoing, Landlord shall not unreasonably withhold its approval of a change of control in Manager as long as (A) the then current executive management team of Manager continues to furnish professional and experienced operation and management of the Projects, (B) Net Operating Income from the Leased Property continues to equal not less than 1.05 times Base Rent, and (C) as a result of such change of control Manager does not become an Affiliate of a Competitor of Landlord.

     16.12 MATERIAL AGREEMENTS. Except for subleases complying with the terms of this Lease and any Management Agreement complying with the foregoing, without the prior written approval of Landlord, Tenant shall not enter into, renew, allow to be automatically renewed, or become obligated under any service, vendor, or other agreement pertaining to any of the Leased Property (excluding agreements having a contract value of less than $50,000 with parties not affiliated with Tenant or Manager for the provision of ordinary and necessary day-to-day services necessary to operate the Leased Property), including without limitation brokerage agreements, unless the same may be terminated without cause and without payment of a penalty or premium, on not more than thirty (30) days' prior written notice. Notwithstanding the foregoing, Landlord hereby expressly acknowledges and consents to those certain web services agreements between Tenant and WebRoomz, a Tenant Related Party.

     16.13 USE OF PLACE TRADEMARK. Unless otherwise agreed by Landlord, Tenant shall continue to utilize the "Place" tradename during the Term in connection with the identification, operation, marketing, and advertising of the Projects.

                                   ARTICLE 17

                                 INDEMNIFICATION

     Notwithstanding the existence of any insurance provided for in Article 9 but subject to Section 9.3, and without regard to the policy limits of any such insurance, Tenant will protect, indemnify, save harmless and defend Landlord and its directors, officers, members, partners, employees, and agents from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses), to the extent permitted by law, imposed upon or incurred by or asserted against Landlord by reason of: (a) any accident, injury to or death of persons or loss of personal property occurring on or about the Leased Property,
(b) any Impositions which are the obligations of Tenant to pay pursuant to applicable provisions of this Lease, and (c) any failure on the part of Tenant to perform or comply with any of the terms of this Lease. Any amounts which become payable by Tenant under this section shall be paid within thirty (30) days after liability therefor on the part of Tenant is determined by litigation or otherwise and, if not timely paid, shall bear a late charge (to the extent permitted by law) at the Overdue Rate from the date of such determination to the date of payment. Tenant, at its expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against Landlord or may compromise or otherwise dispose of the same, with Landlord's prior written consent (which consent may not be unreasonably withheld or delayed). Nothing herein shall be construed as indemnifying Landlord against its own negligence or omissions or willful misconduct. Tenant's liability for a breach of the provisions of this Article shall survive any termination and the expiration of this Lease.

     In the event of any claim pursuant to this Article 17 which is covered by any insurance maintained by Tenant pursuant to Article 9 hereof, Landlord shall exhaust any rights of recovery against any such insurance prior to pursuing any recourse against Tenant.

                                   ARTICLE 18

                                    BROKERAGE

     Landlord and Tenant represent and warrant that no broker, commission agent, real estate agent or salesman has participated in the negotiation or execution of this Lease other than Blue Vista Capital ("Broker"), which has acted as Tenant's broker with regard to this Lease. Broker's fee, if any, shall be paid by Tenant pursuant to a separate agreement between Tenant and Broker. No other person, firm, corporation, or other entity is or shall be entitled to the payment of any fee, commission, compensation, or other form of remuneration in connection herewith in any manner. Landlord shall and does hereby indemnify and agree to hold Tenant harmless from and against any claims, demands, actions and judgments of any and all brokers, agents and other intermediaries alleging a commission, fee or other payment to be owing by reason of Landlord's dealings, negotiations or communications in connection with this Lease or the demise of the Leased Property. Likewise, Tenant shall and does hereby indemnify and agree to hold Landlord harmless from and against any claims, demands, actions and judgments of any and all brokers, agents and other intermediaries (including Broker) alleging a commission, fee or other payment to be owing by reason of Tenant's dealings, negotiations or communications in connection with this Lease or the demise of the Leased Property.

                                   ARTICLE 19

                             SURRENDER; HOLDING OVER

     19.1 SURRENDER. Upon the expiration or prior termination of this Lease, Tenant, will vacate and surrender the Leased Property to Landlord in the condition in which the Leased Property was originally received from Landlord, except as improved, constructed, repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Lease and except for ordinary wear and tear (subject to the obligation of Tenant to maintain the Leased Property in good order and repair during the Term), damage caused by the gross negligence or willful acts of Landlord and damage or destruction described in Article 10 or resulting from a Taking which Tenant is not required by the terms of this Lease to repair or restore.

     19.2 HOLDING OVER. If Tenant shall for any reason remain in possession of the Leased Property after the expiration of the Term or any earlier termination of the Term, such possession shall be as a tenancy at will during which time Tenant shall pay as rental each month, one hundred and ten percent (110%) of the aggregate of (a) one-twelfth of the aggregate Base Rent and Additional Rent payable with respect to the last complete Lease Year prior to the expiration of the Term; (b) all Additional Charges accruing during the month and (c) all other sums, if any, payable by Tenant pursuant to the provisions of this Lease with respect to the Leased Property. During such period of tenancy, Tenant shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease. Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the expiration or earlier termination of this Lease.

     19.3 COOPERATION. Upon termination of this Lease and for reasonable periods of time immediately before and after such termination, Tenant shall use its best efforts to facilitate an orderly transfer of the operation of the Leased Property to Landlord or any new tenant or operator selected by Landlord, it being understood and agreed that such cooperation shall include, without limitation, Tenant's assignment, if and to the extent allowed by law, to Landlord or Landlord's new tenant or operator of any and all tenant subleases, service contracts, licenses, and permits, delivery to Landlord all originals or executed copies of leases and all related tenant files, delivery to Landlord of all tenant security deposits, prepaid rents, or other monies held for any subtenant, and delivery of all keys to the Leased Property. In connection with such termination, all income and Operating Expenses of the Leased Property shall be prorated between Landlord and Tenant as of the date of such termination, with subsequent adjustments to the extent accurate information is not available as of the date of Lease termination. Further, Landlord shall pay to Tenant on a dollar for dollar basis an amount equal to any rents, reserves, escrows, or similar funds held by any Project Mortgagees as of the date of Lease termination which were funded by Tenant from Gross Rentals and not previously credited against Base Rent or Additional Rent owed by Tenant under this Lease. For purposes of effecting the assignments and transfers herein described, Tenant hereby irrevocably designates and appoints Landlord its true and lawful agent and attorney-in-fact, either in the name of Landlord or in the name of Tenant to do all acts and things and execute all documents which Landlord may deem necessary or advisable to effect the transfers and assignments described herein, including, without limitation preparing, signing and filing any and all agreements, documents, and applications necessary to effect such transfers or assignments. Any recording fees or out-of-pocket expenses relating to the foregoing (not including any attorneys' fees incurred by Tenant) shall be at Landlord's sole cost and expense. After termination of this Lease, Landlord shall discontinue use of the "Place" tradename in connection with the Leased Property in accordance with the terms of the license agreement between Landlord and Tenant regarding such name.

                                   ARTICLE 20

                              TRANSFERS BY LANDLORD

     20.1 SALE RESTRICTION. Landlord shall not, without Tenant's prior written consent, have the right to sell any individual Property prior to the expiration of the third (3rd) Lease Year if such sale would result in the termination of this Lease with respect to such Property. In addition, without Tenant's prior written consent, Landlord shall not have the right to sell Carrollton Place, Southern Place, Berkeley Place, or Western Place during the term of the Existing Mortgage Loan if such sale would result in the termination of this Lease with respect to any such Property. Further, after the third (3rd) Lease Year, Landlord shall not have the right to sell any individual Property without Tenant's prior written consent if (i) such sale would result in the termination of this Lease with respect to such Property, and (ii) as a result of the release of such Property from this Lease, the Net Operating Income from the remaining Properties would fall below an amount equal to 1.05 times annual Base Rent (excluding the Base Rent attributable to the released Property), based upon the Net Operating Income of the remaining Properties for the most recent calendar quarter for which financial statements have been provided pursuant to Section
14.2 hereof. Notwithstanding the foregoing, this Section 20.1 shall not apply to
(x) any foreclosure sale under the Existing Mortgage Loan or any Superior Mortgage, as defined in Section 15.2 hereof, (y) any conveyance in lieu of a foreclosure under the Existing Mortgage Loan or any such Superior Mortgage, or
(z) any Condemnation.

     20.2 SALES - GENERAL. Except as provided in Section 20.1 above, Landlord may sell all or any portion of its interest in the Leased Property without requirement of Tenant's consent, but subject to the terms of Section 2.4(b) above, to the extent applicable. Landlord shall have the right to terminate this Lease with respect to any individual Property in connection with the sale thereof, as provided in Section 2.4(b). Subject to Section 2.5, Tenant agrees that any purchaser of Landlord's entire interest in the Leased Property shall be a successor in interest to Landlord under this Lease and may exercise any and all rights of Landlord, as fully as if such purchaser were the original landlord hereunder provided. Landlord may divulge to the purchaser of any Property all information, reports, financial statements, certificates and documents obtained by it from Tenant with respect to such Property. If Landlord or any successor owner of Landlord's interest in the entire Leased Property shall convey such interest in the Leased Property, other than as security for a debt, the purchaser of such interest in the Leased Property shall expressly assume all obligations of Landlord hereunder arising or accruing from and after the date of such conveyance or transfer. Landlord shall transfer any Letter of Credit, any Cash Collateral, and the Capital Improvement Reserve to such successor owner, Landlord or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of the Landlord under this Lease arising or accruing from and after the date of such conveyance or other transfer as to Landlord's interest in the Leased Property and all such future liabilities and obligations shall thereupon be binding upon the new owner. At the time of any transfer, Tenant shall be provided full and complete information as to the identity of any purchaser of the Leased Property and copies of the documentation effecting the transfer and assumption of Landlord's rights and obligations under this Lease.

                                   ARTICLE 21

                                 QUIET ENJOYMENT

     21.1 QUIET ENJOYMENT. So long as Tenant shall pay all Rent as the same becomes due and shall fully comply with all of the terms of this Lease and fully perform its obligations hereunder, Tenant shall peaceably and quietly have, hold and enjoy the Leased Property for the Term, free of any claim or other action by Landlord or anyone claiming by, through or under Landlord, but subject to all liens and encumbrances of record as of the date hereof or hereafter consented to by Tenant. Tenant shall have the right by separate and independent action to pursue any claim it may have against Landlord as a result of a breach by Landlord of the covenant of quiet enjoyment contained in this Article 21.

                                   ARTICLE 22

                                     NOTICES

     22.1 NOTICES. All notices, demands, consents, approvals, requests and other communications required or permitted to be given under this Lease shall be in writing and shall be (a) delivered in person, (b) sent by Federal Express, Express Mail or other comparable courier addressed to the appropriate party at the address set out below, or (c) transmitted by facsimile transmission to the facsimile number for each party set forth below (provided a copy is sent by the method described in (b) for Next Business Day delivery):

     (a) if to Tenant: c/o Place Properties, L.P.
                       Two Live Oak, Suite 1400
                       3445 Peachtree Road, NE
                       Atlanta, Georgia 30326
                       Attention: Robert E. Clark
                       Phone: (404) 495-7554
                       Fax: (404) 495-7555

     with copies to:   c/o Place Properties, L.P.
                       Two Live Oak, Suite 1400
                       3445 Peachtree Road, NE
                       Atlanta, Georgia 30326
                       Attention: Cecil M. Phillips
                       Phone: (404) 495-7521
                       Fax: (404) 495-7523

          and:         Smith Gambrell & Russell, LLP
                       Suite 3100, Promenade II
                       1230 Peachtree Street, NE
                       Atlanta, Georgia 30309-3592
                       Attention: Malcolm D. Young, Jr., Esq.
                       Phone: (404) 815-3774
                       Fax: (404) 685-7074

     (b) if to Landlord:  c/o Education Realty Trust, Inc.
                          530 Oak Court Drive, Suite 300
                          Memphis, Tennessee 38117
                          Attention: Paul Bower
                          Phone: (901) 259-2500
                          Fax: (901) 259-2594

          with a copy to: Morris, Manning & Martin, LLP
                          1600 Atlanta Financial Center
                          3343 Peachtree Road, N.E.
                          Atlanta, Georgia  30326-1044
                          Attention: Andrew C. Williams, Esq.
                          Phone: (404) 233-7000
                          Fax: (404) 365-9532

     Each notice, demand, consent, approval, request and other communication shall be effective upon receipt and shall be deemed to be duly received if delivered in person or by a national courier service, when left at the address of the recipient and if sent by facsimile, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the recipient's facsimile number; provided that if a notice, demand, consent, approval, request or other communication is served by hand or is received by facsimile on a day which is not a Business Day, or after 5:00 p.m. on any Business Day at the addressee's location, such notice or communication shall be deemed to be duly received by the recipient at 9:00 a.m. on the first Business Day thereafter. Rejection or other refusal by the addressee to accept, or the inability to deliver because of a changed address or changed facsimile number of which no notice was given, shall be deemed to be receipt of the notice, demand, consent, approval, request or communication sent. Any party shall have the right, from time to time, to change the address or facsimile number to which notice to it shall be sent by giving to the other party or parties at least ten
(10) days prior notice of the changed address or changed facsimile number.

                                   ARTICLE 23

                                  MISCELLANEOUS

     23.1 GENERAL. Anything contained in this Lease to the contrary notwithstanding, all claims against, and liabilities of, Tenant or Landlord arising prior to any date of expiration or termination of this Lease shall survive such expiration or termination. If any term or provision of this Lease or any application thereof shall be invalid or unenforceable, the remainder of this Lease and any other application of such term or provision shall not be affected thereby and a like but valid and enforceable provision shall replace the invalid or unenforceable provision. If any interest provided for in any provision of this Lease are based upon a rate in excess of the maximum rate permitted by applicable law, the parties agree that such charges shall be fixed at the maximum permissible rate.

     23.2 AGREEMENT OF PRINCIPALS. Contemporaneously herewith, Cecil M. Phillips and Place Properties, L.P. are delivering to Landlord an Agreement of Principals in the form attached hereto as Exhibit F pursuant to which said parties are agreeing to be personally liable for liabilities, losses, and damages incurred by Landlord as a result of certain actions on the part of Tenant with respect to the Leased Property.

     23.3 ENTIRE AGREEMENT; MODIFICATIONS. This Lease embodies and constitutes the entire understanding between the parties with respect to the transactions contemplated herein, and all prior to contemporaneous agreements, understandings, representations and statements (oral or written) are merged into this Lease. Neither this Lease nor any provision hereof may be modified or amended except by an instrument in writing signed by Landlord and Tenant.

     23.4 NON-RECOURSE AS TO LANDLORD. Anything contained herein to the contrary notwithstanding, any claim based on or in respect of any liability of Landlord under this Lease shall be enforced only against Landlord's interest in the Leased Property and not against any other assets, properties or funds of (i) Landlord, (ii) any director, officer, general partner, member, shareholder, limited partner, beneficiary, employee or agent of Landlord or any general partner or manager of Landlord or any of its general partners or members (or any legal representative, heir, estate, successor or assign of any thereof), (iii) any predecessor or successor partnership or corporation (or other entity) of Landlord or any of its general partners, members, shareholders, officers, directors, employees or agents, either directly or through Landlord or its general partners, members, shareholders, officers, directors, employees or agents or any predecessor or successor partnership or corporation (or other entity), or (iv) any person affiliated with any of the foregoing, or any director, officer, employee or agent of any thereof.

     23.5 LIMITATION ON LIABILITY OF TENANT RELATED PARTIES. Except as otherwise provided in that certain Agreement of Principals referenced in Section 23.2 above, any claim based on or in respect of any liability of Tenant under this Lease shall be enforced only against the assets, properties and funds of Tenant and not against (i) any director, officer, general partner, member, manager, shareholder, limited partner, beneficiary, employee or agent of Tenant or any of its general partners or members (or any legal representative, heir, estate, successor or assign of any thereof), (ii) any predecessor or successor limited liability company, partnership or corporation (or other entity) of Tenant or any of its general partners, members, shareholders, officers, directors, employees or agents, either directly or through Tenant or its general partners, members, shareholders, officers, directors, employees or agents or any predecessor or successor limited liability company partnership or corporation (or other entity), or (iii) any Person affiliated with any of the foregoing, or any director, officer, employee or agent of any thereof.

     23.6 COUNTERPARTS. This Lease may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

     23.7 NO WAIVER. No failure by Landlord or Tenant to insist upon the strict performance of any term hereof or to exercise any right, power or remedy consequent upon a breach thereof, and no acceptance of full or partial payment of Rent during the continuance of any such breach, shall constitute a waiver of any such breach or any such term. To the extent permitted by law, no waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

     23.8 SURRENDER. No surrender to Landlord of this Lease or of the Leased Property or any part of any thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Landlord and no act by Landlord or any representative or agent of Landlord, other than such a written acceptance by Landlord, shall constitute an acceptance of any such surrender.

     23.9 NO MERGER OF TITLE. There shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same person, firm, corporation or other entity may acquire, own or hold, directly or indirectly, (a) this Lease or the leasehold estate created hereby or any interest in this Lease or such leasehold estate and (b) the fee estate in the Leased Property.

     23.10 APPLICABLE LAW, ETC. Except to the extent that Landlord's remedies hereunder with respect to a particular Property may be controlled by the laws of the state in which such Property is located, it is the intention of the parties that, to the maximum extent permitted by the laws of the states in which the Properties are located, this Lease shall be interpreted, construed, applied and enforced in accordance with the laws of the State of Georgia applicable to contracts and non-residential leases which are made and to be performed entirely within such state, regardless of (i) where this Agreement is executed or delivered; or (ii) where any payment or other performance required by this Agreement is made or required to be made; or (iii) where any breach of any provision of this Agreement occurs, or any cause of action otherwise accrues; or
(iv) where any action or other proceeding is instituted or pending; or (v) the principal place of business or jurisdiction of organization or domestication of any party; or (vi) whether the laws of the forum jurisdiction otherwise would apply the laws of a jurisdiction other than the State of Georgia; or (vii) any combination of the foregoing. To the maximum extent permitted by applicable law, any action to enforce, arising out of, or relating in any way to, any of the provisions of this Agreement may be brought and prosecuted in such court or courts located in the State of Georgia as is provided by law; and the parties consent to the jurisdiction of said court or courts located in the State of Georgia and to service of process by registered mail, return receipt requested, or by any other manner provided by law.

     23.11 COVENANTS BINDING. The covenants, agreements, terms, provisions and conditions of this Lease shall be binding upon and inure to the benefit of the successors and assigns of the Landlord and, except as otherwise prohibited herein, the successors and assigns of the Tenant.

     23.12 HEADINGS. The headings to the various Articles and Sections of this Lease have been inserted for purposes of reference only and shall not limit or define or otherwise affect the express terms and provisions of this Lease.

     23.13 RELATIONSHIP OF THE PARTIES. Nothing contained herein shall be deemed or construed by the parties hereto, or any third party, as creating the relationship of principal and agent or a partnership or joint venture between the parties hereto, it being understood and agreed that neither the method of computation of Rent nor any other provision contained herein, nor any acts of the parties hereto, shall be deemed to create any relationship between the parties hereto other than the relationship of landlord and tenant.

     23.14 ATTORNEYS' FEES. In the event of any dispute arising out of the subject matter of this Lease, the prevailing party shall be entitled to recover, in addition to any other damages assessed, its reasonable attorneys' fees and other costs and expenses incurred in litigating or otherwise settling or resolving such dispute.

     23.15 TIME. Time is of the essence of this Lease and in all of the conditions, obligations, agreements, provisions, terms and covenants hereof.

     23.16 SURVIVAL. This Lease shall survive the expiration of the Term to the extent necessary that any term, covenant or condition of this Lease which requires the performance of obligations or forbearance of an act by either party hereto after the termination of this Lease. Such survival shall be to the extent reasonably necessary to fulfill the intent thereof, or if specified, to the extent of such specification, as same is reasonably necessary to perform the obligations and/or forbearance of an act set forth in such term, covenant or condition. In the event of the termination of this Lease by expiration of the stated Term or for any other cause or reason whatsoever prior to the final determination of Rent or other amounts due hereunder, each party's agreement to pay any such sums shall survive termination of this Lease, and each party shall pay any such amounts due to the other within thirty (30) days after being billed therefor. Notwithstanding the foregoing, in the event a specific term, covenant or condition is expressly provided for in such a clear fashion as to indicate that such performance of an obligation or forbearance of an act is no longer required, then the specific shall govern over the general provisions of the Lease.

                                   ARTICLE 24

                               MEMORANDUM OF LEASE

     24.1 MEMORANDUM. Landlord and Tenant, promptly upon the request of either, shall enter into a short form memorandum of this Lease, in form suitable for recording under the laws of each state in which each Leased Property is located, in which reference to this Lease shall be made. The parties shall share equally all costs and expenses of recording such memorandum.

                                   ARTICLE 25

                                   ARBITRATION

     25.1 All disputes arising under this Lease concerning the interpretation, application, or enforcement of any of the terms of this Lease shall be finally resolved pursuant to an arbitration before a panel of three (3) arbitrators who will conduct the arbitration proceeding in accordance with the provisions of this Agreement and the rules of the American Arbitration Association ("AAA"). Unless otherwise mutually agreed by Landlord and Tenant, the arbitration proceedings will be conducted in Atlanta, Georgia. All arbitrators appointed by or on behalf of either party shall be independent persons with recognized expertise in the operation of apartment projects of similar size and class as the Projects with not less than five (5) years' experience in the apartment industry. The party desiring arbitration will give written notice to that effect to the other party, specifying in such notice the name, address and professional qualifications of the person designated as arbitrator on its behalf. Within fifteen (15) days after service of such notice, the other party will give written notice to the party desiring such arbitration specifying the name, address and professional qualifications of the person designated to act as arbitrator on its behalf. The two arbitrators will, within fifteen (15) days thereafter, select a third, neutral arbitrator. As soon as possible after the selection of the third arbitrator, and no later than fifteen (15) days thereafter, the parties will submit their positions on each disputed item in writing to the three arbitrators. The arbitrators are instructed and directed to assume case management, initiative, and control of the arbitration process and to initiate early scheduling to assure resolution of the disputes as expeditiously as reasonably possible. To assist the arbitrators in this determination, and after consultation with the parties, the arbitrators may appoint one or more technical experts who are neutral, impartial and independent of the parties and others having any known interest in the outcome of the arbitration who may advise and provide information to the arbitrators; provided, however, that if and to the extent the arbitrators use or rely on such technical experts, any substantive advice given by such experts to the arbitrators shall also be provided to both parties in the form of a brief written summary, and the parties shall be afforded a fair opportunity to comment or respond. The decision of the arbitrators so chosen shall be given within a period of twenty (20) days after the appointment of such third arbitrator. In rendering their decision the arbitrators shall not add to, subtract from, or otherwise modify the provision of this Lease. A decision in which any two (2) arbitrators so appointed and acting hereunder concur in writing with respect to each disputed item shall in all cases be binding and conclusive upon Landlord and Tenant and a copy of said decision shall be forwarded to the parties. Judgment may be entered in any court of competent jurisdiction on the decision and award of the arbitrators so rendered.

     25.2 The parties request that the arbitrators assess the costs and expenses of the Arbitration and their fees against the parties based on a finding as to which parties substantive positions were not upheld. Otherwise the fees and expenses of the arbitration will be treated as an Operating Expense unless otherwise determined by the arbitrators.

     25.3 If the party receiving a request for Arbitration fails to appoint its arbitrator within the time above specified, or if the two arbitrators so selected cannot agree on the selection of the third arbitrator within the time above specified, then either party, on behalf of both parties, may request such appointment of such second or third arbitrator, as the case may be, by application to the Atlanta, Georgia office of the AAA upon ten (10) days' prior written notice to the other party of such intent.

     25.4 Without limiting the generality of Section 25.1 above, if there shall be a dispute with respect to whether a party has unreasonably withheld, conditioned or delayed its consent with respect to a matter for which such party has agreed herein not to unreasonably withhold its consent, such dispute shall be resolved by Arbitration.

     25.5 Notwithstanding any provision in this section to the contrary, either party has the right to obtain temporary restraining orders and temporary or preliminary injunctive relief or such similar judicial or administrative ruling, order or decree from a court of competent jurisdiction for the purpose of protecting any rights or privileges granted hereunder.

                     [Signatures appear on following pages]

     IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed by their incumbent and duly authorized representatives as of the date set forth below.

                                        LANDLORD:

                                        EDUCATION REALTY OPERATING PARTNERSHIP,
                                        LP, a Delaware limited partnership

                                        By: Education Realty OP GP, Inc., its
                                            General Partner


                                        By: /s/ Paul O. Bower
                                            ------------------------------------
                                            Paul O. Bower, President


                                        TENANT:

                                        PLACE PORTFOLIO LESSEE, LLC, a Georgia
                                        limited liability company


                                        By: /s/ Cecil M. Phillips
                                            ------------------------------------
                                            Cecil M. Phillips, Manager

                                    EXHIBIT A

                              PROPERTY DESCRIPTIONS


                               Exhibit A - Page 1

                                    EXHIBIT B

                             ALLOCATION OF BASE RENT

                              INITIAL
      PROPERTY         BASE RENT ALLOCATION
      --------         --------------------
Berkeley Place              $ 1,330,725
Cape Place                      766,800
Carrollton Place                832,000
Clayton Place I & II          2,357,300
Clemson Place                   757,300
Jacksonville Place            1,151,500
Macon Place                     743,000
Martin Place                    796,025
Murray Place                    713,000
River Place                   1,083,600
Statesboro Place              1,362,300
Troy Place                      945,600
Western Place                   897,600
                            -----------
   Total Base Rent          $13,736,750
                            ===========


                               Exhibit B - Page 1

                                    EXHIBIT C

                            FORM OF LETTER OF CREDIT

DATE: _______________________

                    IRREVOCABLE STANDBY LETTER OF CREDIT NO.

TO: ________________________________________

WE HEREBY ESTABLISH OUR IRREVOCABLE LETTER OF CREDIT NO. ______ IN YOUR FAVOR AT THE REQUEST AND FOR THE ACCOUNT OF _________________, FOR THE SUM OF FIVE MILLION AND NO/100 DOLLARS (US $5,000,000.00) AVAILABLE BY YOUR SIGHT DRAFT ON US, ACCOMPANIED BY A STATEMENT SWORN BEFORE A NOTARY PUBLIC AND PURPORTEDLY SIGNED BY AN AUTHORIZED REPRESENTATIVE OF BENEFICIARY STATING THE FOLLOWING:

          "The undersigned, an authorized representative of Beneficiary, hereby certifies under oath that either (i) an Event of Default by Tenant in paying Base Rent or Additional Rent has occurred under the terms of that certain Lease Agreement dated __________, between Beneficiary and [name of Tenant] (the "Lease"), (ii) a deficiency in Net Operating Income exists under Section 12.2(c)(i) of the Lease, or (iii) Tenant has failed to renew or replace the Letter of Credit as required under
          Section 3.9(h) of the Lease and, therefore, Beneficiary is entitled to draw [insert amount of draw] under [Bank] Letter of Credit No. ______________."

PARTIAL DRAWINGS ARE PERMITTED.

ALL DRAFTS SO DRAWN MUST BE MARKED "DRAWN UNDER ____________________________ STANDBY LETTER OF CREDIT NO. ______________, DATED ______________.

THIS CREDIT EXPIRES AT OUR COUNTERS ON __________________. IT SHALL NOT BE NECESSARY FOR THE ORIGINAL OF THIS LETTER OF CREDIT TO ACCOMPANY ANY DRAWINGS EXCEPT IN THE CASE OF ANY DRAW OF THE ENTIRE AMOUNT REMAINING UNDER THE LETTER OF CREDIT.

WE HEREBY ENGAGE WITH YOU THAT ALL DRAFTS DRAWN UNDER AND IN COMPLIANCE WITH THE TERMS OF THIS LETTER OF CREDIT WILL BE DULY HONORED BY US UPON PRESENTATION.

THIS STANDBY LETTER OF CREDIT IS SUBJECT TO THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS, INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NO. 500 (1993 REVISION).

[NAME OF BANK]


                               Exhibit C - Page 1

                                    EXHIBIT D

                              INTENTIONALLY OMITTED


                               Exhibit D - Page 1

                                    EXHIBIT E

                          FORM OF OFFICER'S CERTIFICATE

Education Realty Operating Partnership, LP
530 Oak Court Drive, Suite 300
Memphis, Tennessee 38117
Attn: Randall H. Brown

Ladies and Gentlemen:

     Reference is made to the Lease Agreement dated as of January 1, 2006 (the "Lease Agreement") by and among Education Realty Operating Partnership, L.P. (the "Landlord") and Place Portfolio Lessee, LLC (the "Tenant"). Terms defined in the Lease Agreement and not otherwise defined herein are used herein as defined in the Lease Agreement.

     Pursuant to the Lease Agreement, the undersigned officer hereby certifies as follows:

          (i) To the best knowledge of the undersigned officer (but without affirmative investigation), the representations and warranties of Tenant contained in Sections 16.1 and 16.2 of the Lease Agreement are true and correct as of the date hereof [Note: If there has been a change in the representations and warranties, this certificate should be revised to describe such changes]; and

          (ii) The undersigned officer has no knowledge (without affirmative investigation) of the existence of any Event of Default under the terms of the Lease Agreement [Note: If the signer does have knowledge of any Event of Default, the form of certificate should be revised to specify the Event of Default, the nature thereof and the actions taken, being taken or proposed to be taken by the Tenant with respect thereto].

     This certificate is submitted in compliance with requirements of Section 14.2(a) of the Lease Agreement. The undersigned officer is the _____________ of the Tenant.

     IN WITNESS WHEREOF, I have hereunto set my hand this ____ day of _____________, 200__.


                               Exhibit E - Page 1

                                    EXHIBIT F

                         FORM OF AGREEMENT OF PRINCIPALS

     THIS AGREEMENT OF PRINCIPALS (this "Agreement") is made as of the ___ day of ____________, 2006, by CECIL M. PHILLIPS, an individual resident of the State of Georgia, and PLACE PROPERTIES, L.P., a Tennessee limited partnership ("Place") (each such party being hereinafter sometimes individually referred to as a "Principal," and collectively as the "Principals"), in favor and for the benefit of EDUCATION REALTY OPERATING PARTNERSHIP, LP, a Delaware limited partnership (hereinafter referred to as "Landlord");

                                    RECITALS

     A. On or prior to the date hereof, Landlord or affiliates of Landlord have acquired ownership of the entities those certain student housing properties listed on Exhibit "A" attached hereto (said properties and all improvements located thereon are hereinafter collectively called the "Leased Property") from affiliates of the Principals.

     B. Concurrently herewith, Landlord is leasing the Leased Property to Place Portfolio Lessee, LLC ("Tenant") pursuant to the terms and conditions set forth in that certain Lease Agreement between Landlord and Tenant dated of even date herewith (the "Lease").

     C. The Tenant is an affiliate of the Principals.

     D. To induce Landlord to acquire the Leased Property and enter into the Lease, each Principal has agreed to enter into this Agreement, each Principal acknowledging that without this Agreement Landlord would be unwilling to acquire ownership of the entities owning the Leased Property or enter into the Lease.

                                   AGREEMENTS

     NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Principals hereby agree and covenant as follows:

     1. Definitions. All capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Lease. In addition, for purposes of this Agreement the term "Retained Liabilities" shall collectively refer to the Retained Greenwich Liabilities, as defined in Section 2 below, and the Retained Lease Liabilities, as defined in Section 3 below.

     2. Retained Greenwich Liabilities. The Principals shall, jointly and severally with Tenant, be personally liable for all losses, damages, costs, liabilities, and expenses, including attorneys' fees, suffered or incurred by Landlord under the terms of the Existing Mortgage Loan as a result of the following (collectively called the "Retained Greenwich Liabilities"):


                               Exhibit F - Page 1

          (a) fraud or intentional misrepresentation by Tenant or any Affiliate of Tenant in connection with the Existing Mortgage Loan;

          (b) any removal or disposal of any personal property located on any individual Property by Tenant, its Affiliates, officers, employees or agents, including Manager, to the extent such personal property is not replaced by Tenant with like property of equivalent value;

          (c) subject to Landlord's fulfillment of its obligations under the Lease with respect to capital repairs and replacements, Tenant's waste of any portion of the Leased Property;

          (d) Tenant's failure to apply any insurance proceeds or condemnation awards received by Tenant relating to the Leased Property in accordance with the provisions of the Lease;

          (e) Tenant's failure during the term of the Existing Mortgage Loan to deliver to Existing Lender any rents and revenues (including, without limitation, prepaid rents and security deposits) received or collected by Tenant from the Properties which are subject to the Existing Mortgage Loan, as required pursuant to the terms of Section 15.4(g) of the Lease;

          (f) Tenant's failure to utilize funds disbursed by Existing Lender to Tenant for the payment of Operating Expenses in accordance with an annual operating budget which has been approved by Existing Lender; and

          (g) the failure of Tenant or any Affiliate of Tenant to comply with the covenants, obligations, liabilities, warranties, and representations contained in Sections 4.16, 5.7, 5.8, 5.24, 5.25 and 5.26 of the Existing Loan Agreement prior to the date of the Lease.

     3. Retained Lease Liabilities. In addition to the Retained Greenwich Liabilities, Place shall, jointly and severally with Tenant, be personally liable for all losses, damages, costs, liabilities, and expenses, including attorneys' fees, suffered or incurred by Landlord as a result of the following (collectively called the "Retained Lease Liabilities"):

          (a) fraud or intentional misrepresentation by Tenant in connection with the Lease;

          (b) Tenant's failure to apply any insurance proceeds or condemnation awards relating to the Leased Property in accordance with the provisions of the Lease;

          (c) Tenant's failure to utilize Gross Rentals received or collected by Tenant from the Leased Property for payment of current Operating Expenses and Rent prior to distribution or payment to any Tenant Related Party (except to the extent any such payment is in respect of an Operating Expense);

          (d) Tenant's failure to utilize any funds disbursed by Landlord to Tenant for the payment of Capital Expenditures for such purpose;


                               Exhibit F - Page 2

          (e) Tenant's failure or refusal to deliver any prepaid rents and security deposits to Landlord upon the termination of the Lease;

          (f) Any distributions or payments made by Tenant to any Tenant Related Party in violation of Section 16.7 of the Lease; and

          (g) Tenant's failure to comply with Tenant's covenants and obligations pursuant to Section 4.5(a) and (b) of the Lease.

     4. Primary Liability. The liability of each Principal under this Agreement shall be direct and immediate as a primary and not a secondary obligation or liability, and is not conditional or contingent upon the pursuit of any remedies against Tenant, any other Principal, or any other person, or against any security for Tenant's obligations under the Lease held by Landlord. Each Principal waives any rights which it may have to require that (a) Landlord first proceed against Tenant, any other Principal, or any other person or entity with respect to the Retained Liabilities, (b) Landlord first proceed against any collateral held by Landlord with respect to the Lease, or (c) any other party be joined in any proceeding to enforce the Retained Liabilities.

     5. Waiver of Subrogation Rights. Each Principal waives any rights to enforce any remedy which Landlord may have against Tenant, and any rights of indemnity, reimbursement, contribution or subrogation which any Principal may have against Tenant or against any other Principal, with respect to the Retained Liabilities.

     6. Amendments/Release. Each Principal hereby consents and agrees that Landlord may at any time, and from time to time, without notice to or further consent from such Principal and either with or without consideration, do any one or more of the following, all without affecting the agreements contained herein or the liability of such Principal for the Retained Liabilities: (a) release any other Principal hereunder; (b) surrender without substitution any collateral of any kind or nature whatsoever held by Landlord, or by any person, firm or corporation on Landlord's behalf or for Landlord's account, securing the Retained Liabilities; (c) modify the terms of the Lease; (d) grant releases, compromises, and indulgences with respect to the Lease or the Retained Liabilities to any persons or entities now or hereafter liable thereon; or (e) take or fail to take any action of any type whatsoever with respect to the Lease or the Retained Liabilities.

     7. Waiver of Defenses. To the extent permitted by law, each Principal hereby waives and agrees not to assert or take advantage of any defense based upon:

          (a) the incapacity, lack of authority, death or disability of Tenant, any other Principal, or any other person or entity;

          (b) the failure of Landlord to commence an action against Tenant or any other Principal or any other person or entity or to proceed against or exhaust any security held by Landlord at any time or to pursue any other remedy whatsoever at any time;

          (c) any duty on the part of Landlord to disclose to any Principal any facts it may now or hereafter know regarding Tenant, regardless of whether Landlord has reason to believe that any such facts materially increase the risk beyond that which any Principal


                               Exhibit F - Page 3
     intends to assume or has reason to believe that such facts are unknown to any Principal, each Principal acknowledging that it is fully responsible for being and keeping informed of the financial condition and affairs of Tenant;

          (d) lack of notice of default or demand for performance to Tenant, any other Principal, or any other party with respect to the Lease or the Retained Liabilities;

          (e) the consideration for this Agreement;

          (f) an election of remedies by Landlord, including any election to proceed against any collateral of any kind or nature held by Landlord, and whether or not any such election of remedies destroys or otherwise impairs the subrogation rights of the Principals or the rights of the Principals to proceed against Tenant or any other Principal for reimbursement, or both;

          (g) any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other aspects more burdensome than that of a principal;

          (h) Landlord's election, in any proceeding instituted under the Federal Bankruptcy Code, of the application of Section 1111(b)(2) of the Federal Bankruptcy Code or any successor statute.

     8. Enforcement. Landlord shall have the right to enforce this Agreement in separate actions against one or more of the Principals, or by an action against some or all of the Principals, or any combination of the foregoing.

     9. Expenses of Collection. Each Principal shall pay to the Landlord on demand any and all expenses paid or incurred by the Landlord, including reasonable attorneys' fees and disbursements actually incurred, in connection with the collection and enforcement of the Retained Liabilities owed by such Principal. Until paid to the Landlord, such sums will bear interest at the Overdue Rate set forth in the Lease.

     10. Entire Agreement. This Agreement contains the entire understanding of the Principals and Landlord with respect to the subject matter hereof, and may not be amended except in a writing signed by the Principals and Landlord. Should any one or more provisions of this Agreement be determined to be illegal or unenforceable, all other provisions hereof shall remain in full force and effect.

     11. Binding Effect. The Principals further agree that the provisions of this Agreement shall bind each Principal and its heirs, personal representatives, successors, and assigns, and shall inure to the benefit of Landlord and its successors and assigns.

     12. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Georgia.


                               Exhibit F - Page 4

     13. Submission to Jurisdiction. Each Principal hereby consents and submits to, and waives any objection to, the jurisdiction of any local, state or federal court located within the State of Georgia for the resolution of disputes under this Agreement.

     IN WITNESS WHEREOF, the Principals have executed this Agreement or have caused the same to be executed by their duly authorized representatives as of the day and year first set forth above.


                               Exhibit F - Page 5